As filed with the Securities and Exchange Commission on August 26, 2008
Registration No. 333-150539

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amendment No. 2

INTERACTIVE ENTERTAINMENT GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	7379	20-044-7094
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Michael Friedman
President and Chief Executive Officer
801 S. Olive Avenue
Suite 711
West Palm Beach, Florida 33401
Telephone No.:  561-713-2717
(Name, Address and Telephone Number
of Principal Executive Offices and Agent for Service)

Copies of communications to:

JPF Securities Law, LLC.
17111 Kenton Drive
Suite 100B
Cornelius, NC 28031
Telephone No.: (704) 897-8334
Facsimile No.: (888) 608-5705

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Large Accelerated Filer   ☐                                                                                                  Accelerated Filer   ☐

Non-Accelerated Filer   ☐ (Do not check if a smaller reporting company)                                                                                                                             Smaller reporting Company   ☒

CALCULATION OF REGISTRATION FEE (1)(2)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	20,750,000(1)	.10(2)	$2,075,000	$42.25
Total:	20,750,000			$42.25

(1)
Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee for the shares of the Interactive Entertainment Group Selling Security Holders and the resale of the shares that will be distributed as a dividend distribution to shareholders of China Nuvo Solar Energy, Inc., our parent company (“China Nuvo”).  The sale of the Interactive Entertainment Group Selling Security Holders’ shares and the resale of the shares that are being distributed to the selling shareholders of China Nuvo (the “China Nuvo Selling Security Holders”) are being registered pursuant to this Registration Statement.  The registration fee for the shares of the Interactive Entertainment Group Selling Security Holders and the registration fee for the shares of the China Nuvo Selling Security Holders are both based upon the most recent price paid for our common stock in a private placement, which was $0.10, as no exchange or over the counter market exists for our common stock.

(2)
The Interactive Entertainment Group Selling Security Holders hold 750,000 of the shares which we are now registering in this offering.  These shares will be sold at $0.10 per share.  China Nuvo holds 10,000,000 shares, which will be distributed as a dividend distribution to the China Nuvo Selling Security Holders on the basis of one share of our common stock for each eighteen shares of China Nuvo common stock.  The dividend of these shares is being registered pursuant to this Registration Statement.  In addition, the resale of the shares of the China Nuvo Selling Security Holders is also being registered hereunder.  The shares held by the China Nuvo Selling Security Holders will be sold at $0.10 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST ___, 2008

PROSPECTUS

INTERACTIVE ENTERTAINMENT GROUP, INC.

20,750,000 Shares of Common Stock
$0.10 per share

The Interactive Entertainment Group Selling Security Holders are offering 750,000 shares of our common stock for sale.  In addition, China Nuvo is distributing 10,000,000 shares of our common stock as a dividend distribution to the shareholders of China Nuvo of record as of July 25, 2007 on the basis of one share of our common stock for each 18 shares of China Nuvo common stock.  Fractional shares will not be distributed.  Finally, the China Nuvo Selling Security Holders are offering these same 10,000,000 shares (or, up to that amount, as they see fit) of our common stock for resale, which they received in the dividend distribution.

To summarize, this offering totals 20,750,000 shares:  750,000 shares to be sold by the Interactive Entertainment Group Selling Security Holders; and 10,000,000 shares currently held by China Nuvo, which will be distributed as a share dividend to, and resold by, the China Nuvo Selling Security Holders.

China Nuvo shareholders are not required to take any action to receive their shares of our common stock.  No consideration need be paid by the holders of China Nuvo shares for our shares.  In addition, fractional shares will not be distributed.

Our common stock is presently not traded on any market or securities exchange.

Our common stock is a “penny stock”, and compliance with requirements for dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.

The Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders will sell their shares at $0.10 per share.  We will pay all expenses of registering the securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price based upon the price of the last sale of our common stock to investors.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “ Risk Factors ” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is August 26, 2008

 PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the “Risk Factors” section. Unless the context requires otherwise, “we,” “us,” “our”, “ and the “company” and similar terms refer to Interactive Entertainment Group, Incorporated, and our subsidiaries collectively, while the term “Interactive” refers to Interactive Entertainment Group, Inc.” in its corporate capacity.

Our Company

Interactive Entertainment Group is developing an array of e-commerce, mobile entertainment software and online brands for licensing and marketing to the online e-commerce and wireless entertainment industries worldwide. The Interactive Entertainment Group product line will seek to provide advanced wireless technology, engaging content and proprietary applications for e-commerce brands on the Internet. The company’s primary focus is to build a strong base of online clients for the Company’s software applications, provide value added consulting services and continue the development of its’ proprietary wireless technology and mobile entertainment products while expanding market reach into the e-commerce, wireless and retail sectors. Interactive Entertainment Group is headquartered in Miami Beach, Florida, with satellite offices in West Palm Beach, FL.

We are presently in the development stage of operations, and we plan to generate income through the creation of online brands and sale or license of our entertainment and wireless B2B applications. We also plan to generate revenues through transmission fees through our wireless gateways and e-commerce fees through our online internet portal sites within the travel, gaming, entertainment and online retail sectors. Getting ready to launch this summer are two of our new online brands: GoToDestinations.com and MemorialShare.com. GoToDestinations.com and MemorialShare.com are currently under development and are set to launch July 1, 2008 and in August 2008 respectively.

China Nuvo owns 10,000,000 of the 15,751,093 issued and outstanding shares of our common stock, representing 63.5% of the total number of shares outstanding as of June 23, 2008.  China Nuvo plans to make a registered dividend distribution of our shares pursuant to this prospectus to its shareholders, on the basis of one share of Interactive Entertainment Group, Inc. common stock for each eighteen shares of China Nuvo common stock owned.

About Us

Our principal executive offices are located 1000 5th Street, Suite 200, Miami Beach, Fl 33139. Our telephone number is (305) 357-0546.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. Upon effectiveness of our registration statement, management plans to apply to enable our common stock to be quoted on the OTC Bulletin Board.

The Offering

As of June 23, 2008, we had 15,751,093 shares of common stock outstanding.  This offering is comprised of a registered securities offering of 750,000 shares by the Interactive Entertainment Group Selling Security Holders, a registered dividend distribution of 10,000,000 shares of our common stock to the holders of China Nuvo common stock, and a registered securities offering by the China Nuvo Selling Security Holders of the 10,000,000 shares of stock which they received in the dividend distribution.  Both the Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders will sell their shares at $0.10 per share.  10,000,000 shares of our common stock will be issued as a dividend distribution to shareholders of China Nuvo of record as of July 25, 2007 on the basis of one share of our common stock for each eighteen shares of China Nuvo common stock.  Fractional shares will not be distributed.

We agreed to file a registration statement with the Commission in order to register the resale of the common shares issued to the selling security holders.

As of June 23, 2008, we had 15,751,093 shares of common stock outstanding. The number of shares registered under this prospectus would represent approximately 68.25% of the total common stock outstanding. The number of shares ultimately offered for sale by the selling security holders is dependent on whether, and to what extent, such holders decide to sell their shares.

Because of China Nuvo’s role in the distribution, they are deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.  China Nuvo has advised us that it will comply with prospectus delivery requirements that would apply to an underwriter in connection with the distribution of our shares to its shareholders.  Further, China Nuvo has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M.  These rules may apply to sales by China Nuvo in the market if a market develops.  However, China Nuvo will not own any shares of our company after the dividend distribution and has no plans for future sales or purchases. Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete.  It also prohibits bids or purchases to stabilize the price of a security in the distribution.

We will not commence seeking a market for our common stock until the registration statements have cleared all comments from the Securities and Exchange Commission. Management intends to request a market maker to file a Form 211 to be approved for trading on the NASDAQ. The Company is not permitted to file a form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security on the Exchange.

There currently is no trading market for our common stock. The Company has not applied for a listing on any exchanges including Pinksheets.com. Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution.”

TAX CONSEQUENCES OF THE CHINA NUVO DISTRIBUTION

  Dividends and distributions received are taxable as ordinary income for federal income tax purposes pursuant to Section 311 of the Internal Revenue Code, provided that China Nuvo has current or accumulated earnings and profits at the time of distribution.  As of the date of this filing, China Nuvo does not have earnings and profits, therefore, shares received will be treated as a return of capital which will result in a reduction in the basis of the China Nuvo shares held. There is currently no public market for our stock, but we plan to apply for a quotation on the Over-the-Counter Bulletin Board within 90 days after this registration statement is declared effective, and if we are quoted there, the fair market value of our common stock will be established by trading that develops after the China Nuvo distribution. As of July 25, 2007, we estimated the dividend value of each of our shares to be distributed to China Nuvo shareholders at approximately $0.0002 per share. This was arrived at by taking our shareholders’ equity of $1,980 at July 31, 2007 and dividing that amount by the number of our outstanding shares on July 31, 2007. However, the dividend value amount would need to be recalculated based on the actual date of distribution. There is also a risk the Internal Revenue Service will challenge our position which could result in a taxable value to the recipients. A disagreement with the Internal Revenue Service would be more likely to occur if there was a public market previously established in the stock. We believe we have a good basis for our dividend value formula based on the fact that the dividend will be distributed before any sale of the securities could possibly occur in the OTCBB market or other public markets. In addition, the opinion regarding the treatment of these dividends as a return of capital is attached hereto as Exhibit 23.2.

  The foreign, state and local tax consequences of receiving the distribution may differ materially from the federal income tax consequences described above.  Shareholders should consult their tax advisor about their own particular situation.

 SUMMARY FINANCIAL DATA

The following selected financial data have been derived from the Company’s and its predecessor’s financial statements which have been audited by Sherb & Co. L.P., an independent registered public accounting firm, as of and for the year ended at July 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2007. The summary financial data as of July 31, 2007, are derived from our audited financial statements, which are included elsewhere in this prospectus. The audited condensed financial statements have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the audited periods. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Prospectus and the Financial Statements and notes thereto included in this Prospectus.

INTERACTIVE ENTERTAINMENT GROUP, INC.
SUMMARY OF STATEMENTS OF OPERATIONS

Unaudited Financial Summary Information for the Nine Months Ended April 30, 2008 and 2007

Statements of Operations (Unaudited)	For the nine months ended Apr. 30, 2008	For the nine months ended Apr. 30, 2007

Revenues	$-0-	$-0-
Cost of sales	$-0-	$-0-
Gross profit	$-0-	$-0-
Operating expenses	$210,843	$157,904
Income (loss) from operations	$(210,843)	$(157,904)
Other expense, net	$13,429	$14,617
Net (loss)	$(224,272)	$(172,521)
Net income (loss) per common share	$(.01)	$(0.01)
** Less than $.01

Balance Sheets (Unaudited)	As of April 30, 2008

Available cash	$123
Total current assets	$123
Other assets	$6,110
Total Assets	$6,233
Current liabilities	$377,200
Stockholders’ equity (deficit)	$(370,967)
Total liabilities and stockholders’ equity	$6,233

Audited Financial Summary Information for the Years Ended July 31, 2007 and 2006

Statements of Operations (Audited)	For the year ended July 31, 2007	For the year ended July 31, 2006

Revenues	$-0-	$53,423
Cost of Sales	$-0-	$(43,887)
Gross profit	$-0-	$9,536
Operating expenses	$197,103	$665,216
Income (loss) from operations	$(197,103)	$655,680
Other expense, net	$43,014	$17,441
Net income (loss)	$(240,117)	$673,171
Net income per common share	$(.02)	$(0.07)

Balance Sheets (Audited)	As of July 31, 2007

Available cash	$3
Total current assets	$3
Other assets	$1,977
Total Assets	$1,980
Current liabilities	$573,697
Stockholders’ equity (deficit)	$(571,717)
Total liabilities and stockholders’ equity	$1,980

 RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Because we have a limited operating history, our business is difficult to evaluate.

We were formed in July 2003 and have a limited operating history.  An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the gaming and online entertainment industries.  We expect our operating expenses to increase significantly, especially in the areas of development, marketing and promotion.  As a result we will need to increase our revenue to remain profitable.  If our revenue does not grow as expected or increases in our expenses are not in line with forecasts, there could be a material adverse effect on our business, results of operations and financial condition.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.

We currently have insufficient capital to meet our development plans for new gaming products, and require an inflow of additional capital or financing.  We expect to engage in future financings over the next several years in which we anticipate efforts to raise additional capital.  There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities.  To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible.  If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

In addition, as electronic commerce develops further, it may generally be the subject of government regulation.  Current laws that pre-date or are incompatible with Internet electronic commerce may be enforced in a manner that restricts the electronic commerce market. Any such developments could have a material adverse effect on our business, revenues, operating results and financial condition.

Our business could suffer if there is a decline of economic conditions and discretionary consumer spending.

The Internet gaming industry is relatively new and there is insufficient history for us to predict the impact that changes in economic conditions will have on our business.  Although it is likely that a downturn in the economy will have a negative impact on our revenues, the extent of such impact is uncertain.  During the last year, the economies of the major developed nations have been declining, and some private economists declared that in the aftermath of the terrorist attacks in the United States a global recession is inevitable.   If consumer confidence does not rise and the global economy does not show signs of recovery in the near future, we may lose a significant portion of our business, revenue and opportunities.

We face significant competition and there is no assurance that we will be able to compete.

The online gaming and entertainment industries are highly competitive.  Competition is based primarily upon software, service, functionality, and reward potential.  There are numerous well established competitors, including national, regional and international sites accessed via the world wide web. Many of these sites possess substantially greater financial, marketing, personnel and other resources than we do.  We also compete on a general basis with a large variety of international and regional software development firms in both the private and public markets.  Additionally, we compete with a number of well established specialty development firms possessing substantially greater financial, marketing, personnel and other resources than we have.  In the online e-commerce industry, competition is based primarily upon Internet site traffic, products, e-commerce transactions, price and customer service.  There can be no assurance that we will be able to respond to various competitive factors affecting the online e-commerce, retail and entertainment industries.

We have limited intellectual property protection and there is risk that our competitors will be able to appropriate our technology.

Our ability to implement successfully our gaming software concepts will depend in part on our ability to further establish “brand equity” through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and unique features of our entertainment software.  It is our policy to seek to protect and to defend vigorously our rights to this intellectual property, and any failure to do so could have a material adverse effect on our operations. There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property.  The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to establish brand equity.  It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, thereby limiting our operation, and possibly causing us to pay damage to a prior user or registrant of similar intellectual property.

We may be unable to successfully manage the expansion of our software development and Internet businesses.

As part of our business plan, we anticipate increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name by expanding our network of entertainment websites and affiliates.  We cannot assure you that our development plan, as well as our overall business strategy, will be successful.  Furthermore, adding divisions for expansion will require additional experienced personnel who may not be available.  In addition, if we abandon a project during development, or if a e-commerce brand is not profitable, we may have incurred substantial costs which may not be recoverable.

Unexpected material changes in consumer tastes and demographic trends or a downturn in national, regional and local economic conditions may adversely affect our business.

 The online gaming and entertainment industry is affected by changes in consumer tastes and by national, regional and local economic conditions and demographic trends.  As an industry participant, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable.  We may not be able to offer a selection of Internet-based and other digital products that will attract consumers to our affiliate web sites.  In addition, a general economic downturn may result in a change of discretionary spending patterns and a decrease in our revenues.

Our future success depends on the continued growth in consumer use of the Internet and the World Wide Web.

Use of the Internet for e-gaming transactions is a recent development, and the continued demand and growth of a market for services and products via the Internet is uncertain.  The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

·unwillingness of consumers to shift their purchasing from traditional casinos to online gaming;

·congestion leading to delayed or extended response times;

·inadequate development of Web infrastructure to keep pace with increased levels of use;

·increase or excessive government regulation; and

·problems regarding intellectual property ownership.

Due to these factors, we do know whether our business model will ultimately be viable and profitable.

The market for Internet services is in a state of rapid technological change and we may not be able to keep up.

The market for Internet services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards.  The emerging character of these products and services and their rapid evolution will require us to effectively use leading technologies, continue to develop our technological expertise, enhance our current services and continue to improve the performance, features and reliability of our software.  There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these or other such developments.  In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures to modify or adapt our software products.  A failure to respond rapidly to technological developments could have a material adverse effect on our business, results of operations and financial condition. Failure to integrate new technologies and standards effectively may negatively impact our business.

Our ability to remain competitive in our area of business will depend, in part, on our ability to:

·enhance and improve the responsiveness, functionality and features of our software products;

·continue to develop our technical expertise; and

·develop and introduce new services and technology to meet changing customer needs and preferences.

We must influence and respond to emerging industry standards and other technological changes in a timely and cost effective manner, and license leading technologies useful in our business.

We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective way. If we are unable to integrate new technologies and standards effectively, there could be an adverse effect on our results of our operations.

We may have difficulty managing our potential growth.

We could experience a period of significant expansion and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities.  Any expansion is expected to place a significant strain on our management, operational and financial resources. At the present time, we expect it will be required to increase our number of employees during our current fiscal year.  To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to expand, train and manage our growing employee base.  We also will be required to expand our finance, administrative and operations staff.  Further, we may be required to enter into relationships with various strategic partners necessary to our business.  There can be no assurance that our current and planned personnel systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that our management will be able to identify, manage and exploit existing and potential strategic relationships and market opportunities.  Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

Pursuing and completing potential acquisitions could divert management attention and financial resources, and may not produce the desired business results.

If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic.  There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully, or to integrate such acquisitions with our current business.  The process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business.  Moreover, there can be no assurance that the anticipated benefits of any acquisition will be realized.

Further, acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could materially adversely affect our business, results of operations and financial condition.  Any such future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available on terms favorable to us, or at all, and such financing, if available, might be dilutive.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly our business plan may not succeed.

The discussion of our business incorporates management’s current best estimate and analysis of the potential market, opportunities and difficulties that we face.  There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success.  Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

If we lose the services of a number of key employees, our business could suffer.

Our success is highly dependent upon the continued services of Michael Friedman and Erick Rodriguez, who are officers and members of our board of directors.  Although we expect to enter into employment agreements with both of these individuals, the loss of services of either of them would have a material adverse effect on our business.  We are also highly dependent on the continued services of Cary Barlett who is responsible for directing our technology efforts.  There can be no assurances that we would be able to replace these executives in the event their services become unavailable.  We do not have any key-man life insurance on any of our employees.

We do not intend to pay any dividend for the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future.  The future payment of dividends is directly dependent upon our future earnings, financial requirements and other factors to be determined by our board of directors.  We anticipate any earnings that may be generated from our operations will be used to finance our growth and that cash dividends will not be paid to shareholders.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED.

 FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will retain the acquiree’s customers, that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products will significantly increase, that our President and Chief Executive Officer will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus and in the documents incorporated by reference into this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “ 1933 Act ”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision.

 USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

SELLING SECURITY HOLDERS

The Interactive Entertainment Group Selling Security Holders named in the first table set forth below and the China Nuvo Selling Security Holders named in the second table set forth below are selling securities covered by this prospectus.  Unless otherwise stated below, to our knowledge no selling security holder nor any affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. None of the selling security holders are members of the National Association of Securities Dealers, Inc.  We will not receive any proceeds from the sale of the securities covered by this prospectus.   The selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. The number and percentage of shares beneficially owned before and after the sales is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations.

For purposes of calculating the percentage of shares owned after the offering, we assumed the sale of all common shares offered under this prospectus. However, the selling security holders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling security holders upon termination of sales pursuant to this prospectus. The percentage of outstanding shares is based on 15,751,093 shares of common stock outstanding as of June 23, 2008.

SELLING SECURITY HOLDERS TABLE

Name of selling stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold	Shares of common Stock owned After offering	Percentage of Shares Owned Upon Completion
(2) China Nuvo Solar Energy, Inc.	10,000,000	63.49%	10,000,000	0	0%
(3) Greentree Financial Group, Inc.	250,000	1.59%	250,000	0	0%
(4) Scott Katzman	500,000	3.17%	500,000	0	0%
Totals	10,750,000		10,750,000

(1)
Applicable percentage of ownership is based on 15,751,093 shares as of June 23, 2008 (there are no securities exercisable or convertible into shares of common stock). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities.  Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)
China Nuvo Solar Energy, Inc. had been the parent company of the issuer since inception.  Pursuant to a share exchange agreement of July 25, 2007, the shareholders of China Nuvo Solar Energy, Inc. are to be issued shares in the issuer as compensation for the disposition of assets pursuant to the July 25, 2007 share exchange agreement.  The China Nuvo Solar Energy, Inc. shares are to be distributed on a pro rata basis as a dividend to all of the shareholders of record of China Nuvo Solar Energy, Inc. on the record date of July 25, 2007.  The dividend ratio is 18 shares for every 100 owned in China Nuvo Solar Energy, Inc.  These shares will be distributed when this registration is deemed effective by the Securities and Exchange Commission, if ever.

(3)
Robert C. Cottone and Michael Bongiovanni are the owners of Greentree Financial Group, Inc.  Mr. Cottone and Mr. Bongiovanni share equal voting power over the investments of Greentree Financial Group, Inc.  Greentree Financial Group, Inc. received the 250,000 shares of our common stock for consulting services that consist of assisting in the preparation of this Form S-1 registration statement and the prospectus included herein, compliance with state Blue Sky regulations, selection of an independent transfer agent and Edgar services. A copy of our consulting agreement with Greentree Financial Group, Inc. is attached hereto as Exhibit 10.1.

(4)
Scott Katzman purchased his 500,000 common shares pursuant to a private placement for $0.10 per share for a total of $50,000.  This transaction will be discussed in detail in the Unregistered Securities section below.

CHINA NUVO SELLING SECURITY HOLDERS TABLE*

Name of selling stockholder	Relationship with Issuer	Shares of common Stock owned prior to offering		Percent of Common Stock owned prior to offering	Shares of common stock to be sold		Shares of common Stock owned After offering	Percentage of Shares Owned Upon Completion
3548112, Inc.	None	18		Less than 1%	18		0	0%
Ayers, Paul	None	62,706		Less than 1%	62,706		0	0%
Cantor, Michael	None	233,899		1.49%	233,899		0	0%
China Nuvo	Parent Company	3,778,300	**	24.26%	3,778,295	**	0	0%
CLB Investment Corp.	None	57,285		Less than 1%	57,285		0	0%
Duch, Robert	None	36,508		Less than 1%	36,508		0	0%
Egart, John	None	36,508		Less than 1%	36,508		0	0%
El Capitan Precious Metals	None	12,720		Less than 1%	12,720		0	0%
Eller, James	None	242		Less than 1%	242		0	0%
English, John	None	31,353		Less than 1%	31,353		0	0%
Equitex 2000 Inc.	None	157,356		Less than 1%	157,356		0	0%
Field, William	None	30,423		Less than 1%	30,423		0	0%
Fishman, Edward Jay	None	62,810		Less than 1%	62,810		0	0%
Fong, Henry (2)	None	191,620		1.22%	191,620		0	0%
Friedman, Michael	President	54,762		Less than 1%	54,762		0	0%
Friedman, Michele (2)	Vice President	3,044,008		19.33%	3,044,008		0	0%
Garshell, Steve	None	72,179		Less than 1%	72,179		0	0%
GJM Trading Partners Ltd.	None	7,161		Less than 1%	7,161		0	0%
Goldstein, Jason	None	109,525		Less than 1%	109,525		0	0%
Growth Ventures Inc.	None	18,254		Less than 1%	18,254		0	0%
Gulfstream 1998 Irrevocable Trust	None	179,856		1.14%	179,856		0	0%
Gulfstream Financial Partners LLC	None	327,564		2.08%	327,564		0	0%
Hollander, Barry (2)	CFO	29,819		Less than 1%	29,819		0	0%
Hughes, Danielle	None	34,227		Less than 1%	34,227		0	0%
Hughes, Scott and Robin	None	36,508		Less than 1%	36,508		0	0%
Hughes Revocable Trust	None	36,508		Less than 1%	36,508		0	0%
Hvorka, Joseph and Patricia	None	7,161		Less than 1%	7,161		0	0%
Jensen, Joe	None	18,254		Less than 1%	18,254		0	0%
Kaufman, Eric	None	6,270		Less than 1%	6,270		0	0%
Lebaron Jr., C. Frederick	None	7,302		Less than 1%	7,302		0	0%
Leibowitz, Andrew	None	12,541		Less than 1%	12,541		0	0%
Lifsey, J. Stanford	None	1,278		Less than 1%	1,278		0	0%
Madsen, Laura Lee	None	121		Less than 1%	121		0	0%
Meistrich, Steven	None	62,810		Less than 1%	62,810		0	0%
Olson, Thomas (2)	None	57,822		Less than 1%	57,822		0	0%
Olson, Thomas B. and Kimberly A.	None	6,301		Less than 1%	6,301		0	0%
Ostrow, Jeffrey	None	9,989		Less than 1%	9,989		0	0%
Peare, William	None	54,762		Less than 1%	54,762		0	0%
Pettigrew, Merlin E.	None	484		Less than 1%	484		0	0%
Pyramid Partners LP	None	273,812		1.74%	273,812		0	0%
Sapphire Capital	None	242		Less than 1%	242		0	0%
Sauteil, David	None	1,369		Less than 1%	1,369		0	0%
Schaper, Barbara M.	None	9,547		Less than 1%	9,547		0	0%
Sum, Benny	None	7,943		Less than 1%	7,943		0	0%
Taylor, Robert	None	18,254		Less than 1%	18,254		0	0%
Udall, Heidi N.	None	1,935		Less than 1%	1,935		0	0%
Udall, Joseph M.	None	484		Less than 1%	484		0	0%
VP Development Corp. (2)	None	690,417		4.38%	690,417		0	0%
Wallach, Michael	None	34,227		Less than 1%	34,227		0	0%
Werbalowsky, Jeffrey	None	28,642		Less than 1%	28,642		0	0%
Wiener, Craig	None	36,508		Less than 1%	36,508		0	0%
Zelden, Paul	None	9,406		Less than 1%	9,406		0	0%
Totals (1)		10,000,000	**	40.00%	10,000,000		0	0%

*China Nuvo plans to spin-off approximately 10,000,000 shares of common stock of our Company to its shareholders on the basis of one share of Interactive Entertainment Group, Inc. common stock for each eighteen shares of China Nuvo common stock owned.

**Out of the total 10,000,000 shares listed, an estimated 3,778,300 shares will be distributed by China Nuvo to its shareholders who, as of the record date, held their shares in the Depository Trust Company and are thus not readily identifiable by name.  These 3,778,300 shares are part of the 10,000,000 shares already held by China Nuvo but allocable to Cede & Company, which represents those who hold their stock in the Depository Trust Company.

(1) The Company hereby confirms that it will identify the names of those shareholders who held China Nuvo stock in street name as of the record date and are eligible to receive our shares as part of the share dividend.  We will identify such recipients by name in a post-effective amendment to this registration statement prior to any sales by that person.

We intend to seek qualification for sale of the securities in those states where the securities will be offered.  That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside.  We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security re-sales.  Should we not obtain exemptions or qualification in these states, you will be unable to resell your shares.

China Nuvo will distribute approximately 10,000,000 shares of our common stock as a dividend to shareholders of China Nuvo of record as of July 25, 2007 on the basis of one share of our common stock for each eighteen shares of China Nuvo common stock.

This dividend to China Nuvo shareholders will be distributed to the shareholders named in the China Nuvo Selling Security Holders Table listed above, as soon as practicable after the effectiveness of this registration statement.

(2) The following table sets forth information known to China Nuvo with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the outstanding common stock of China Nuvo as of July 25, 2007 by (1) each person known by China Nuvo to beneficially own 5% or more of China Nuvo’s outstanding common stock, (2) each named executive officer (as defined in Item 402(a)(2) of Regulation S-B promulgated under the Securities Act of 1933, as amended), (3) each of China Nuvo’s directors. The calculation is based on 54,782,100 shares of common stock of China Nuvo outstanding as of July 25, 2007

Name of Beneficial Owner	Position in China Nuvo	Number of Shares of China NuvoCommon Stock Beneficially Owned	Percent of China Nuvo Common Stock
Henry Fong 319 Clematis Street – Ste 703 West Palm Beach, FL 33401	President, Chief Executive Officer and Director	1,049,734	1.92%

Barry S. Hollander 319 Clematis Street – Ste 703 West Palm Beach, FL 33401	Chief Financial Officer	163,357	0.30%

Thomas B. Olson 7315 East Peakview Avenue Englewood, CO 80111	Secretary	316,757	0.58%

Michele Friedman 777 Flagler Dr S., 8th Floor West Palm Beach, FL 33401	-	16,675,713	30.44%

VP Development Corp. 319 Clematis St, Ste 803 West Palm Beach, FL 33401	-	3,782,250	6.90%

PLAN OF DISTRIBUTION

Sales By Selling Security Holders and China Nuvo Selling Security Holders

The Interactive Entertainment Group Selling Security Holders are offering to sell 750,000 shares of our common stock, and the China Nuvo Selling Security Holders are offering to sell 10,000,000 shares of our common stock. All Selling Security Holders will sell their shares at $0.10 per share until such time as a market develops for our common stock, if ever. Then the shareholders shall be permitted to sell at the then prevailing market price.  We will not receive any proceeds from the sale of the shares by the Interactive Entertainment Group Selling Security Holders or the China Nuvo Selling Security Holders. The securities offered by this prospectus may be sold by the Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders, but not by us.  We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holders, although China Nuvo is acting as an underwriter in distributing our shares to its shareholders. The distribution of the securities by the Interactive Entertainment Group Selling Security Holders and China Nuvo Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

Any of the Interactive Entertainment Group Selling Security Holders or the China Nuvo Selling Security Holders, acting alone or in concert with one another, may be considered underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on our behalf.  For instance, an illegal distribution may occur if any of the Interactive Entertainment Group Selling Security Holders or the China Nuvo Selling Security Holders provide us with cash proceeds from their sales of the securities.  If any of the Interactive Entertainment Group Selling Security Holders or China Nuvo Selling Security Holders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Interactive Entertainment Group Selling Security Holders, the China Nuvo Selling Security Holders and any brokers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Interactive Entertainment Group Selling Security Holders or China Nuvo Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Interactive Entertainment Group Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. The Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders also may enter into exchange trading of listed option transactions that require the delivery of the securities listed under this prospectus.  The Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders or China Nuvo Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. If a post-effective amendment is not filed with the Securities and Exchange Commission by the Company, 'pledgees' and 'transferees' of a Selling Security Holder would not have rights to resell under this prospectus.

In addition to, and without limiting, the foregoing, each of the Interactive Entertainment Group Selling Security Holders, the China Nuvo Selling Security Holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Interactive Entertainment Group Selling Security Holders, China Nuvo Selling Security Holders or any such other person.  Specifically, Regulation M prohibits an issuer, the Interactive Entertainment Group Selling Security Holders, the China Nuvo Selling Security Holders or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. The restrictive period for our securities being registered begins on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person’s completion of participation in the distribution.  Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act of 1933 that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods.  Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.

There can be no assurances that the Interactive Entertainment Group Selling Security Holders or the China Nuvo Selling Security Holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Interactive Entertainment Group Selling Security Holders, and the China Nuvo Selling Security Holders we will pay all the fees and expenses incident to the registration of the securities, other than the Interactive Entertainment Group Selling Security Holders' and China Nuvo Selling Security Holders’ pro rata share of underwriting discounts and commissions, if any, which are to be paid by the Interactive Entertainment Group Selling Security Holders and the China Nuvo Selling Security Holders.

THE CHINA NUVO DIVIDEND

China Nuvo will distribute the 10,000,000 shares of our common shares which it owns to its shareholders as a dividend as of a record date of July 25, 2007 on the basis of one of our common shares for each eighteen China Nuvo common shares.  Fractional shares will not be distributed.

China Nuvo shareholders will initially have their ownership of our shares of common stock registered only in book-entry form in which no certificates are issued.  On the distribution date, each China Nuvo shareholder of record as of the close of business on the record date will be mailed one share of our common stock for each eighteen shares of China Nuvo common stock they hold.  China Nuvo shareholders that hold their stock in street name will have their shares of our common stock credited to their brokerage accounts.  The record date for the distribution is the close of business on July 25, 2007.

China Nuvo shareholders will not be required to pay any cash or other consideration to receive our common stock in the distribution.  Fractional shares will not be issued to China Nuvo shareholders. Shares of our common stock distributed to China Nuvo shareholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be affiliates of Interactive Entertainment Group, Inc. under the Securities Act of 1933, as amended.  Persons who are affiliates of Interactive Entertainment Group, Inc. following the distribution will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act of 1933, as amended, or Rule 144 promulgated under the Securities Act of 1933, as amended.  Mr. Michael Friedman and Mrs. Michele Friedman would be considered affiliates of Interactive Entertainment Group, Inc.

Because of China Nuvo’s role in the distribution, they will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. China Nuvo has advised us that it will comply with the prospectus delivery requirements that would apply to an underwriter in connection with the distribution of our shares to its own shareholders.  Further, China Nuvo has acknowledged to us that it is familiar with the anti-manipulation rules of the SEC, including Regulation M under the Securities Act of 1934. These rules may apply to sales by China Nuvo in the market, following the creation of a public market, if such a market ever develops.

With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  The foregoing restrictions may affect the marketability of our common stock.

FEDERAL INCOME TAX CONSEQUENCES OF CHINA NUVO’S DISTRIBUTION

           The following discussion is a general summary of current Federal Income tax consequences of the China Nuvo distribution as presently interpreted by counsel to the Company.  It is important to note that a shareholder's particular tax consequences may vary depending on his individual circumstances. You are urged to consult your own tax advisor as to the particular tax consequences to you of the China Nuvo distribution, including, without limitation, the applicability and effect of any state, local or foreign tax laws and the possible effects of changes of applicable tax laws.

           The Internal Revenue Service will not give an advance ruling as to the valuation of our common stock to be distributed as a dividend by China Nuvo to its shareholders.  The IRS is not bound by any determination made by China Nuvo as to the fair market value of the property distributed to the China Nuvo shareholders.

The distribution of our common stock to China Nuvo shareholders as a dividend may be a taxable event. Section 301 of the Internal Revenue Code of 1986 provides that the taxable amount of the dividend shall be the fair market value of the property distributed.  Section 316 of the Code provides generally that a corporate distribution will be treated as a dividend to the extent the distribution is paid out of earnings and profits accumulated since 1996, or out of earnings and profits for the year of the distribution.  Management believes that China Nuvo does not have accumulated earnings and profits since 1996.  There are also no earnings and profits for the year of distribution measured through January 31, 2008. Accordingly, the distribution will be taxable as an ordinary dividend only to the extent that there are earnings and profits for the remainder of the fiscal year 2008 of distribution.

If China Nuvo has no earnings and profits for fiscal year 2008, then the distribution will not be treated as a dividend of China Nuvo of the fair market value of the property distributed.  If China Nuvo has earnings and profits for the fiscal year 2008, but not enough earnings and profits to cover the value of the property distributed, then the distribution will be taxed as an ordinary income dividend to the extent of the earnings and profits through fiscal year 2008.  If China Nuvo has earnings and profits through fiscal year 2008 that exceed the fair market value of the property distributed, then the entire distribution will be considered a taxable dividend to the shareholders. As of the date of this filing, China Nuvo does not have earnings and profits, therefore, shares received will be treated as a return of capital which will result in a reduction in the basis of the China Nuvo shares held.

Corporate holders of China Nuvo shares (other than S Corporations) may be entitled to the dividends-received deduction, which would generally allow such shareholders a deduction, subject to certain limitations, from their gross income of either 70% or 80% of the amount of the dividend depending on their ownership percentage in China Nuvo.  The holding period for the China Nuvo shareholders for our common stock received in the China Nuvo distribution will commence on the date of the China Nuvo distribution.

Computation of Fair Market Value.  For income tax purposes, Fair Market Value is the price at which a willing buyer and a willing seller would agree to exchange property, neither being under a compulsion to buy or sell. Fair market value must be determined on the date (or as close as possible) of the distribution. Since there is no trading market for our common stock, fair market value will be calculated at the appropriate time using other valuation techniques.  We are going to use the net book value of our common stock on the date of distribution, since there is currently no trading market for our common shares. As of July 25, 2007, the dividend value of each of the common shares to be distributed to China Nuvo shareholders would be $0.0002.  This is arrived at by dividing our shareholder equity on July 31, 2007—namely, $1,980—by the number of our common shares outstanding on July 31, 2007: 10,000,000.

The recipients of the distribution are not paying for the shares received and are therefore not making a decision about investing in the shares. The tax consequences of the distribution do not change the fact that shareholders of China Nuvo common stock will receive the shares without any direct payment for them. The information about the amount of the taxable dividend per share will be delivered to each shareholder in the ordinary course of business after the computation of earnings and profits for China Nuvo for its fiscal year 2008.  China Nuvo’s fiscal year 2008 is the year ended July 31, 2008, the period for which the most recent financial data about China Nuvo will be available.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened.

 MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Management’s Discussion and Analysis contains various “forward looking statements” regarding future events or the future financial performance of the Company that involve risks and uncertainties. Certain statements included in this S-1, including, without limitation, statements related to anticipated cash flow sources and uses, and words including but not limited to “anticipates”, “believes”, “plans”, “expects”, “future” and similar statements or expressions, identify forward looking statements. Any forward-looking statements herein are subject to certain risks and uncertainties in the Company’s business, including but not limited to, reliance on key customers and competition in its markets, market demand, product performance, technological developments, maintenance of relationships with key suppliers, difficulties of hiring or retaining key personnel and any changes in current accounting rules, all of which may be beyond the control of the Company. Management will elect additional changes to revenue recognition to comply with the most conservative SEC recognition on a forward going accrual basis as the model is replicated with other similar markets (i.e. SBDC). The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth therein.

   Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations (“MD&A”) should be read in conjunction with the financial statements included herein.

BUSINESS MODEL

Interactive Entertainment Group, Inc’s primary focus is to build a base of clients for the Company’s entertainment software applications, as well as provide value added consulting services and to continue to develop our online entertainment products and software applications.

Interactive Entertainment Group seeks to develop, license and market an array of e-commerce, mobile entertainment software and online brands which we will supply to the online e-commerce and wireless entertainment industries worldwide in the future. The Interactive Entertainment Group product line seeks to provide advanced wireless technology, engaging content and proprietary applications for e-commerce brands on the Internet. The company’s primary focus is to build a strong base of online clients for the Company’s software applications, provide value added consulting services and continue the development of its’ proprietary wireless technology and mobile entertainment products while expanding market reach into the e-commerce, wireless and retail sectors. Interactive Entertainment Group is headquartered in Miami Beach, Florida, with satellite offices in West Palm Beach, FL.

PLAN OF OPERATION

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing within 12 months to execute our business plan.

For the next 12 months, our Plan of Operations is as follows:

•
License World-Class Brands.    We will continue to license well-known, third-party brands and collaborate with major media companies, record labels and other brand holders to publish third-party branded applications. We believe that familiar titles facilitate the adoption of our applications by wireless subscribers and wireless carriers, and create strong marketing opportunities.

 Enhance Our Distribution Channels.    Strengthening and expanding our distribution channels through wireless carriers, retail outlets and Internet portals is critical to our business.

Increase Our Deployment Capability.    We customize our applications for use on numerous mobile phone models, carrier networks and Internet sites seeking mobile content. Deploying wireless applications is a complex process that is resource intensive, requires skilled personnel and uses advanced technologies. We believe that the time and difficulty involved in building and organizing our deployment capabilities represents a significant barrier to entry to our potential competitors. To strengthen our competitive advantages in deployment, we intend to increase the number of managerial and technical employees working in deployment and make further investments in our proprietary technologies to increase the scope and efficiency of our deployment capability.

Strengthen Our Wireless Carrier Relationships.    We plan to strengthen our existing relationships with wireless carriers and content partners by continuing to support their strategic needs and by launching new, high-quality, innovative applications. We also intend to build relationships with additional wireless carriers to reach a larger subscriber base. We plan to build our presence in international markets where we are already generating revenues. We also plan to establish carrier relationships in certain emerging markets as wireless infrastructure improves and the availability of next-generation mobile phones increases. Where appropriate, we intend to enter new markets to leverage our expertise, brands, application portfolio and technologies.

Expand Use of Alternative Sales and Marketing Channels.    We intend to expand our use of alternative channels to market and sell our applications. For example, we have partnered with FatLens, mBlox and Soapbox in the United States and  in certain European markets to distribute our applications through their online sites. Our own Internet sites Jamdirect.com and GrooveTouch.com also enables us to market and sell our applications directly to wireless subscribers. Additionally, we have recently partnered with mBlox and Soapbox to make our applications available to most wireless subscribers using our proprietary distribution system servicing all major carrier networks.   When using these alternative channels for our wireless applications, the wireless carrier generally provides the billing and collection service and continues to retain a percentage of the purchase price. In addition, the third-party provider, such as a retailer or Internet portal, also generally retains a percentage of the purchase price of sales taking place through these alternative sales and marketing channels.

Build the JamDirect Brand.    We intend to build JamDirect into one of the most widely recognized brands in the wireless entertainment market. JamDirect.com, a first of its kind internet portal with a “Ticketmaster meets iTunes model”, offering concert, sports and theater event tickets in combination with ringtones, wallpaper graphics and MP3 music downloads. Jamdirect.com  not only offers sold-out events and premium VIP seating, but to offer a wide array of vertical entertainment and mobile content including:

m-commerce  for streaming concert events and tickets
ringtones and wall papers of international recording artists
MP-3 music downloads of International recording artists
SMS contests and chatting forums for music, sports and indie talent.

JamDirect will allow songs to be downloaded to a PC and transferred to a compatible music player through partnerships with industry leaders Loudeye and 9Squared. The company's plan to rapidly grow revenues and thus its profitability. As a licensed ticket broker that buys and sells tickets to all concerts, theater and sports events worldwide, The JamDirect ticket exchange provides a localized marketplace for individuals to buy premium tickets at a lower cost they can't find elsewhere, as well as vertical mobile entertainment products for those same artists including ringtones, wall papers and games.

Expand Our Global Presence.    We will continue to expand organically as well as pursue attractive acquisition opportunities, including other wireless entertainment content, publishers, developers or related companies, both in the United States and abroad, to access compelling applications, brands, technology and talent.

Some of our planned products are:

MESSAGE APPLICATIONS - Free or Fee-Based

• Alerts

• Coupons

• Reminders

• Celebrity messages

• Tips

• Contests

• Scavenger hints

• Fun facts

• Inspiration messages

• Time-of-day messages

MULTIMEDIA APPLICATIONS - Free or Fee-Based

• Ringtones

• Wallpapers

• Create-your-own ringtones/wallpapers

• Video

• Audio

RECENT DEVELOPMENTS

We are currently developing our products and strengthening our industry relationships.

Major ongoing Tasks:

— seeking business partners,

— seeking investors,

— continue with product development.

RESULTS OF OPERATIONS – NINE MONTHS ENDED APRIL 30, 2008 AND 2007 (UNAUDITED)

Revenues

The Company had zero revenues for the nine month periods ended April 30, 2008 and 2007. We are currently attempting to generate sales for the remainder of fiscal 2008. As of the date of this registration statement we do not have any sales.

Operating Expenses

The Company had operating expenses of $210,843 and $157,904 for the periods ended April 30, 2008 and 2007, respectively. The increase of $52,939 was primarily due to increases in accounting, legal and consulting expenses.

Other Expenses

The Company had other expenses of $13,429 and $14,617 for the periods ended April 30, 2008 and 2007, respectively.  These expenses were primarily due to interest expense to related parties.  We expect a reduction of this expense going forward as Michael Friedman, our President and Chief Executive Officer, converted his related party loan of $300,109 into 3,001,093 shares of common stock during the third quarter of fiscal 2008.

LIQUIDITY AND CAPITAL RESOURCES

Cash flows used in operating activities were $62,720 and $48,400 for the nine months ended April 30, 2008 and 2007, respectively. Negative cash flows from operations for the nine months ended April 30, 2008 were due primarily to the net loss of $224,272, partially offset by the stock compensation of $75,000, the increases in accounts payable and accrued expenses by $31,597, and the increase in amounts due to related parties by $57,168. Negative cash flows from operations for the nine months ended April 30, 2007 were due primarily to the net loss of $172,521, partially offset by the increases in accounts payable and accrued expenses and the increase in amounts due to related parties, which was $55,274 and $60,483, respectively.

Cash flows used in investing activities were $1,920 for the nine months ended April 30, 2008 due primarily to the purchase of property and equipment. There were no cash flows from investing activities for the nine months ended April 30, 2007.

Cash flows from financing activities were $64,760 and $37,832 for the nine months ended April 30, 2008 and 2007, respectively.  Positive cash flows from financing activities during the nine months ended April 30, 2008 were due primarily to the proceeds from sale of common stock of $50,000 and the loans from related parties of $14,760. The cash flows of $37,832 from financing activities during the nine months ended April 30, 2007 was solely due to the proceeds from loans from related parties.

We project that we will need additional capital to fund operations over the next 12 months. We anticipate we will need an additional $150,000 in working capital during the fiscal year ended July 31, 2009 and $200,000 for the two years thereafter.

     Overall, we have funded our cash needs from inception through April 30, 2008 with a series of debt and equity transactions, primarily with Michael Friedman, our President and Chief Executive Officer. If we are unable to receive additional cash from Mr. Friedman, we may need to rely on financing from outside sources through debt or equity transactions. While we believe our President is willing and able to make additional capital advances to us, he is under no legal obligation to do so. Failure to obtain such financing could have a material adverse effect on operations and financial condition.

        We had cash of $123 on hand and a working capital deficit of $377,077 as of April 30,,2008. Currently, we do not have enough cash to fund our operations for the next six months. This is based on current negative cash flows from operation and projected revenues as zero. Therefore, we will need to obtain additional capital through equity or debt financing to sustain operations for an additional year. Our current level of operations would require capital of approximately $150,000 to sustain operations through fiscal 2008 and approximately $200,000 per year thereafter. The fund of $50,000 most recently raised from an unrelated accredited investor through a private placement of common stock may support our operations for the next four months based on our current level of operations. Modifications to our business plans may require additional capital for us to operate. For example, if we are unable to raise additional capital in the future we may need to curtail our number of product offers or limit our marketing efforts to the most profitable geographical areas. This may result in lower revenues and market share for us. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from this offering will also be used to market our products and services as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

•	Curtail new product launches

•	Limit our future marketing efforts to areas that we believe would be the most profitable.

    Demand for the products and services will be dependent on, among other things, market acceptance of our products, e-commerce and mobile entertainment software market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our products, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We plan to strengthen our position in markets of e-commerce and mobile entertainment software. We also plan to expand our operations through aggressively marketing our products and our concept.

RESULTS OF OPERATIONS - YEARS ENDED JULY 31, 2007 AND 2006 (AUDITED)

Revenues

The Company had zero revenues for the year ended July 31, 2007 compared with $53,423 during the year ended July 31, 2006. While we were able to generate some revenues in fiscal 2006 from some initial product launches, we were unable to continue that into fiscal 2007.

Operating Expenses

The Company had operating expenses of $197,103 for the year ended July 31, 2007. Our operating expenses for the year ended July 31, 2007 were $665,216. Our expenses were $468,113 higher for fiscal 2006 due to general operating costs,  initial product development, and marketing efforts and professional fees approximately of $375,000, $68,000 and $25,000, respectively.

Other Expense

The Company had other expenses of $43,014 and $17,491 for the years ended July 31, 2007 and 2006, respectively.  These expenses were due to interest expense in the amount of $19,914 to related parties, and $23,100 in interest expense to unrelated parties for fiscal 2007 and interest expenses of $11,342 to related parties and $6,149 to unrelated parties during fiscal 2006.

LIQUIDITY AND CAPITAL RESOURCES

Cash flows used in operating activities were $57,226 and $102,130 for the years ended July 31, 2007 and 2006, respectively. Negative cash flows from operations for the year ended July 31, 2007 were due primarily to the net loss of $240,117, partially offset by the equity adjustment related to spin-off by $28,839, the increase in accounts payable and accrued expenses by $61,236, and the increase in amounts due to related parties by $79,623. Negative cash flows from operations for the year ended July 31, 2006 were due primarily to the net loss of $673,171, partially offset by the non-cash expense of software impairment of $55,000, the equity contribution of $387,094, the increases in accounts payable and accrued expenses and the increase in amounts due to related parties, which was $118,309 and $7,401, respectively.

             Cash flows used in investing activities were $900 and $59,750 for the years ended July 31, 2007 and 2006, respectively, due primarily to the purchase of property and equipment.

    Cash flows from financing activities were $47,470 and $145,181 for the years ended July 31, 2007 and 2006, respectively.  Positive cash flows from financing activities during for the year ended July 31, 2007 were due primarily to the loans from related parties of $44,544. The cash flows of $145,181 from financing activities during the year ended July 31, 2006 were due to the proceeds from loans from related parties of $189,206, offset by the repayment of $44,025.

    We project that we will need additional capital to fund operations over the next 12 months. We anticipate we will need an additional $150,000 per year in working capital during the fiscal years ended July 31, 2008 and 2009, and $200,000 for the two years thereafter.

    Overall, we have funded our cash needs from inception through July 31, 2007 with a series of debt and equity transactions, primarily with Michael Friedman, our President and Chief Executive Officer. If we are unable to receive additional cash from Mr. Friedman, we may need to rely on financing from outside sources through debt or equity transactions. While we believe our President is willing and able to make additional capital advances to us, he is under no legal obligation to do so. Failure to obtain such financing could have a material adverse effect on operations and financial condition.

        We had cash of $3 on hand and a working capital deficit of $573,694 as of July 31, 2007. Currently, we do not have enough cash to fund our operations for the next six months. This is based on current negative cash flows from operation and projected revenues as zero. Therefore, we will need to obtain additional capital through equity or debt financing to sustain operations for an additional year. Our current level of operations would require capital of approximately $150,000 per year to sustain operations through fiscal 2008 and approximately $200,000 per year thereafter. Modifications to our business plans may require additional capital for us to operate. For example, if we are unable to raise additional capital in the future we may need to curtail our number of product offers or limit our marketing efforts to the most profitable geographical areas. This may result in lower revenues and market share for us. In addition, there can be no assurance that additional capital will be available to us when needed or available on terms favorable to us.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from this offering will also be used to market our products and services as well as expand operations and contribute to working capital. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

•	Curtail new product launches
•	Limit our future marketing efforts to areas that we believe would be the most profitable.

    Demand for the products and services will be dependent on, among other things, market acceptance of our products, e-commerce and mobile entertainment software market in general, and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of revenues from the sales of our products, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We plan to strengthen our position in markets of e-commerce and mobile entertainment software. We also plan to expand our operations through aggressively marketing our products and our concept.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

 The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management’s most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain.

RECENT ACCOUNTING PRONOUNCEMENTS

 In February 2007, the FASB issued SFAS No. 159 (SFAS 159), “THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES, INCLUDING AN AMENDMENT TO SFAS 115. ” SFAS No. 159 allows the measurement of many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. In addition, SFAS 159 includes an amendment of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and applies to all entities with available-for-sale and trading securities. SFAS 159 is effective for fiscal years that begin after November 15, 2007. We are currently evaluating the impact, if any, of adopting SFAS 159 on our financial statements.

    In December 2007, the FASB issued SFAS No. 160, “NONCONTROLLING INTERESTS IN FINANCIAL STATEMENTS—AN AMENDMENT OF ARB NO.51”. SFAS 160 is intended to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and entities to provide sufficient disclosures to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No.160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have an effect our financial statements.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors. Certain officers and directors of the Company have provided personal guarantees to our various lenders as required for the extension of credit to the Company.

Accounting Policies Subject to Estimation and Judgment

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

CHANGES IN AND DISAGREEMENTS
WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended July 31, 2007.

DESCRIPTION OF BUSINESS

History

Interactive Entertainment Group is developing an array of e-commerce, mobile entertainment software and online brands for licensing and marketing to the online e-commerce and wireless entertainment industries worldwide. The Interactive Entertainment Group product line will seek to provide advanced wireless technology, engaging content and proprietary applications for e-commerce brands on the Internet. The company’s primary focus is to build a strong base of online clients for the Company’s software applications, provide value added consulting services and continue the development of its’ proprietary wireless technology and mobile entertainment products while expanding market reach into the e-commerce, wireless and retail sectors. Interactive Entertainment Group is headquartered in Miami Beach, Florida, with satellite offices in West Palm Beach, FL.

When it comes to all the possibilities the Internet holds, from travel to dating to online shopping and entertainment, Interactive Entertainment Group will seek to provide efficient and meaningful software solutions to online brands both emerging and to those already established as leaders. The company will strive to nurture the best practices, technology and talent of technology partners and share them broadly to create value for our customers, shareholders, partners and employees. Although we have not generated any significant revenues for the year to date, we continue to explore opportunities that will result in new products and e-commerce platforms while creating our own online brands for new revenue streams.

Interactive Entertainment Group will distribute our online entertainment and wireless applications primarily through the license and sale of our proprietary applications, third party licensees, online portals, and will concentrate on building an international distribution network of B2B software solutions throughout The United States, Canada, South America and European markets. Our target markets include, but are not limited to, proprietary software development for online and retail brands, specialty title licensing, and mobile messaging applications. Our industry experience has allowed us to identify target markets that will be receptive to our proprietary products and concepts while allowing the quickest market penetration with as minimal competition as possible.

Internet B2B E-commerce Portals and Mobile Entertainment Applications

Wireless Entertainment Products

We design our applications to be fun and innovative.  We believe application quality and diversity, customer and carrier support, and brand recognition are the key components of a publisher's success and not the number of applications offered.  We focus on selectively increasing our application portfolio with high-quality, innovative applications.  Our application portfolio will include the ability to send any rich media content to mobile phones including, but not limited to: single- and multi-player games, ring tones, images, photos, video, advertising and other engaging content.  Sales of the applications are tied, in part, to the commercial introduction of new mobile phone model and cooperation with carrier networks.

Our delivery system will distribute today’s most popular content through the combined use of wireless technology’s most innovative platforms, including:

▪	SMS - Delivery of ring tones, operator logos, group graphics, message based games,

▪	MMS - Delivery of multi media messages (graphics and sounds bundled within message),

▪	WAP - WAP enabled user interfaces that allow customers to download mobile applications,

▪	GPRS - Use of GPRS networks to connect and facilitate downloading and WAP protocols, and

▪           J2ME -  Delivery of games to java enabled phones.

Interactive Entertainment Online Brands

GoToDestinations.com, presently under development with a launch date set for July 1, 2008 will quickly define itself as a premier destination for discount travel services with a key focus on using credit card points for travel destinations.  Partners include Maximtravel.com and Expedia.com, which allows the site to license its proprietary travel engine and database of destinations, air fares, cruises and discount travel packages.  GoToDestinations.com will receive minimum 10% booking fees of all online e-commerce transactions booked on the site.

Approximately 90 million online travelers or about 44 percent of the U.S. adult population are online travelers (past-year travelers who currently use the Internet). Two-thirds (66%) of online travelers or 59.4 million U.S. adults have used the internet to make travel plans in the last year. Travel planning consists of activities such as getting information on destinations or checking prices and schedules. This is up 23 percent from 48.1 million adults in 1999. Search engine websites are the most popular for online travel planning (77%). Company-run websites and destination sites are also popular at 63 percent each. Online travel agency sites are used by over half (52%) of online travel planners.

Approximately 90 million online travelers or about 44 percent of the U.S. adult population are online travelers (past-year travelers who currently use the Internet). Two-thirds (66%) of online travelers or 59.4 million U.S. adults have used the internet to make travel plans in the last year. Travel planning consists of activities such as getting information on destinations or checking prices and schedules. This is up 23 percent from 48.1 million adults in 1999.

Search engine websites are the most popular for online travel planning (77%). Company-run websites and destination sites are also popular at 63 percent each. Online travel agency sites are used by over half (52%) of online travel planners. GoToDestinations.com will seek to capture a meaningful market share of the online travel sector by a comprehensive online marketing campaign utilizing its database of over 35,000 online travelers.

MemorialShare.com, set to launch in August of 2008, will be the first of its kind online portal and social networking site that will allow bereaved family members and individuals to create a personal page for their loved ones.  The site will have complete functionality allowing members to create a “virtual tombstone” on behalf of a lost loved one.  The page will allow for the upload of video clips, pictures, all forms of rich media, email notifications to all page members and personal posts.  Setting up the page will be free to members, however, e-commerce and revenue streams will be created by allowing guests, friends and page members to purchase “virtual flowers,” customizable e-cards and virtual prayers for $1.99 each, as well as allowing individuals to set up and fund a donation account through PayPal to help those grieving family members in need.  Categories will include member sections for lost soldiers and servicemen of the Iraq War, missing children as well as a “Pets Section.”

Future Online Brands.  We intend to build our own online brands within the travel, entertainment and e-commerce B2B sectors to include:

m-commerce for streaming concert events, tickets and movie sectors

MP-3 music downloads of international recording artists

SMS contests and chatting forums for music, sports and indie talent

Travel services for flight alerts, reservations and coupons

Proximately advertising models to wireless devices

We develop our products using both internal and external development resources. We make the decision as to which development resources to use based upon the creative and technical challenges of the product, whether the intellectual property which is being developed is licensed, an original concept or brand that we created, or an original concept created by a third-party developer. Our internal development team organization consists of three designers and multiple independent contractors, which include producers, game designers, software engineers, wed design and graphic artists, animators and software testers.

We also contract with third-party software developers to develop our applications. We typically select these third-party developers for their expertise in developing products in a certain category. Each third-party developer is under contract with us to develop specific or multiple applications. For externally developed products, we generally will pay either a royalty compensation, which ranges from 4% to 20% of net sales, or will pay a development fee. We typically pay our independent developers installments of the development fee (and, in the case of royalty compensation, advances against future royalty payments) based either on specific development milestones or on agreed-upon payment schedules.

We will apply for copyrights on its proprietary products, product literature, advertising, other materials, and holds trademark rights in its name. The Company regards its online brands and software powering such brands as proprietary and will rely primarily on a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and other methods to protect its proprietary rights.

Our Business Model

Interactive Entertainment Group is currently a development stage company.  The Company plans to generate income through the creation of online brands and sale or license of its entertainment and wireless B2B applications. The Company is capable of managing the design and installation of its’ B2B applications for online brands and will increase revenues through transmission fees through its wireless gateways, and will also receive e-commerce fees through its online internet portal sites within the travel, gaming, entertainment and online retail sectors. Interactive Entertainment Group will offer 24/7 technical support as well as on-site assistance and administrative training. Its software developers also assist third parties in the creation of user interfaces with specified graphics, aesthetics and compatibility.

Presently, the Company has co-developed and licensed technology within the mobile and wireless sector from allowing for the transfer of all digital files including photos, music, wallpapers, MP3’s video, etc. from any HTML page to any make mobile phone.  The Company has packaged the application as a “MYSPACE” or “FACEBOOK” widget, allowing any new user to add the widget to their personal page in a matter of minutes, for transfer of any digital photo or file.  The widget is a viral web application and may be branded to any look, feel or corporate logo.  Interactive Entertainment will receive transmission fees each time a digital file is shared, sent or downloaded.

Strategy and Implementation Summary

We will watch our results very carefully. Believing that a business opportunity exists is important. However, we will not pursue a business model if we cannot afford to be in that business. We will strategically focus on B2B relationships within the travel, entertainment, gaming and online retail sectors for our proprietary products and brands.  Our business strategy is to  quickly and aggressively pursue and expand in areas of success and market dominance that have not already been successfully penetrated by other businesses, or to provide services and solutions not presently offered  by leading online brands.

Competitive Edge

The competitive edge of Interactive Entertainment Group are due to the following:

 Knowledge.  Through our strategic relationships with software developers and online brands, Interactive Entertainment Group has access to leading edge technology, innovative wireless concepts,  and the technical expertise to  be propelled as an immediate leader in the development and manufacturing of our proprietary wireless technology for the mobile and e-commerce industries.

Leading Edge Technology. We have access to a tremendously adaptable product line. Extensive research was done in order to determine the best technology partners for both our proprietary wireless applications and B2B software.

People. We have a history in software development, marketing and licensing as well as intimate knowledge of building online brands through sales and marketing campaigns.

Sales Strategy

Our strategy focuses first on establishing an identity for new or existing online brands. By maintaining strong relationships fostered from previous business relationships, we have an existing list of prominent contacts and decision makers that we can continually approach with new and innovative products. We will focus on capitalizing the relationships and industry contacts we have established in the past. We will work with established brands with meaningful online traffic, large client and databases for e-commerce transactions for our product placement.

Promotion and Marketing Strategy

Interactive Entertainment Group will sell its products through a direct sales team and online marketing campaigns that will also service this network. The inside sales team will interact with customers, and supplement the outside sales team with the materials needed for a successful program. Interactive Entertainment Group will pursue an international expansion strategy, which will includes partnerships in high-growth, online markets including the United States, China, Europe, South America, and Asia.

 License World-Class Brands.    We will license well-known, third-party brands and collaborate with major media companies, travel companies, record labels, movie studios and other brand holders to publish third-party branded applications. We believe that familiar titles and customizeable applications facilitate the adoption of our applications by wireless subscribers and wireless carriers, and create strong marketing opportunities.

 Enhance Our Distribution Channels.    Strengthening and expanding our distribution channels through wireless carriers, retail outlets and Internet portals is critical to our business.

Increase Our Deployment Capability.    We customize our applications for use on numerous mobile phone models, carrier networks and Internet sites seeking mobile content. Deploying wireless applications is a complex process that is resource intensive, requires skilled personnel and uses advanced technologies. We believe that the time and difficulty involved in building and organizing our deployment capabilities represents a significant barrier to entry to our potential competitors. To strengthen our competitive advantages in deployment, we intend to increase the number of managerial and technical employees working in deployment and make further investments in our proprietary technologies to increase the scope and efficiency of our deployment capability.

Strengthen Our Wireless Carrier Relationships.    We plan to strengthen our existing relationships with wireless carriers and content partners by continuing to support their strategic needs and by launching new, high-quality, innovative applications and online brands. We also intend to build relationships with additional wireless carriers to reach a larger subscriber base. We plan to build our presence in international markets where we are a close generating revenues. We also plan to establish relationships in certain emerging markets as wireless infrastructure improves and the availability of next-generation mobile phones and technology increases. Where appropriate, we intend to enter new markets to leverage our expertise, brands, application portfolio and technologies.

Expand Use of Alternative Sales and Marketing Channels.    We intend to expand our use of alternative channels to market and sell our applications. For example, we have partnered with 561 media, and create-ringtone in the United States to distribute our applications through their online sites. Our own Internet sites, portals and online brands will enables us to market and sell our applications directly to e-commerce subscribers. In addition, the third-party provider, such as a retailer or Internet portal, also generally retains a percentage of the purchase price of sales taking place through these alternative sales and marketing channels.

Build Our Future Online Brands.    We intend to build our own online brands within the travel, entertainment and e-commerce B2B sectors to include:

m-commerce  for streaming concert events, tickets and movie sectors.
MP-3 music downloads of International recording artists
SMS contests and chatting forums for music, sports and indie talent.
Travel services for flight alerts, reservations and coupons
Proximatey advertising models to wireless devices

Expand Our Global Presence.    We will continue to expand organically as well as pursue attractive acquisition opportunities, including other wireless entertainment content, publishers, developers or related companies, both in the United States and abroad, to access compelling applications, brands, technology and talent.

Experienced Management Team.    Our executive team has significant experience in the mobile game publishing, wireless communications and media industries, and most of them have been with us since at least 2004. We believe our management team's expertise and continuity is a significant competitive advantage in the increasingly complex wireless entertainment publishing market.

Strategy

In order to maximize market share and increase profitability, we believe it is important to offer a broad portfolio of titles and mobile e-commerce applications for all ages that are adaptable on all popular platforms. We intend to do this by executing on the following strategies:

Expand market share of the e-commerce segment

We believe that we can grow overall market share in our industry by expanding our core B2B wireless offerings. We have worked to create and acquire our own brands and content and to secure content licenses for original intellectual properties through strategic alliances with leading companies

Increase sales and profits from current mass-market opportunities

We have worked to grow and diversify our products targeted at the mass-market by securing key content licenses, which will allow us to leverage our premiere brands with both new products and through the catalog of existing products and third party licensed content. In order to increase sales and profits from current brands, our goal is to continue building high quality products, market them aggressively and shift more development of proprietary applications and licenses to our internal development team.

Increase internal development capabilities and technology base

We believe it is important for us to expand our internal development capabilities and to increase ownership of technology and intellectual property. We are dedicating significant internal development resources to developing software for next-generation platforms including J2ME, JAVA, SMS and  FlashLite ™and we expect to release content through the growth of the installed base of the hardware. We plan to continue creating owned intellectual properties and developing them internally. Additionally, we are developing proprietary tools and technologies for use across our proprietary network. We plan to continue to expand our internal development capabilities by selectively licensing our technology or acquiring independent e-commerce companies and establishing retail distribution points through the internal growth of existing staff.

Expand international business

As the global wireless market continues to grow, we believe that international markets represent a significant growth opportunity for us while targeting wireless entertainment applications to appropriate foreign markets.

Product Development

We develop our products using both internal and external development resources. We make the decision as to which development resources to use based upon the creative and technical challenges of the product, whether the intellectual property which is being developed is licensed, an original concept that we created, or an original concept created by a third-party developer. Our internal development team organization consists of three designers and multiple independent contractors, which include producers, game designers, software engineers, artists, animators and game testers. We also contract with third-party software developers to develop games. We typically select these third-party developers for their expertise in developing products in a certain category. Each third-party developer is under contract with us to develop specific or multiple titles. For externally developed products, we generally pay either a royalty compensation, which ranges from 4% to 20% of net sales, or we pay a development fee. We typically pay our independent developers installments of the development fee (and, in the case of royalty compensation, advances against future royalty payments) based either on specific development milestones or on agreed-upon payment schedules.

To support our products after release, we will provide online access to our customers on a 24-hour basis as well as operator help lines during regular business hours. The customer support group will track customer inquiries, and we will use this data to help improve the development and production processes.

Marketing and Sales

Our marketing activities vary depending upon whether a wireless or mobile game title is based upon a licensed or an original property. A licensed property has pre-existing brand popularity and thus often requires less initial effort by us to promote. Our marketing efforts for titles based upon original properties begin well in advance of a title’s release and focus on building positive awareness of our game concepts with consumers and retailers alike. We conduct consumer and retail research which provide us with feedback to position a title prior to its release. Our public relations promotional activities for original titles will include coverage in broadcast, print and online media targeting enthusiast, lifestyle and major mainstream outlets. Additionally, we continue to increase our corporate public relations efforts by establishing relationships with leading technology, retail outlets and strategic business alliances.

Our marketing efforts for products will cover a broad range of media including, national television, print, in-theater, radio, Internet advertising and promotional campaigns. Our games will also be supported by promotional activities such as trailers, demo discs, over-sized boxes, standees, posters, pre-sell giveaways at retail stores, game kiosks at sporting and outdoor events, rebates and contests, Internet Portals and co-marketing efforts with the hardware manufacturers.

We will promote our products to online retailers by display at trade shows such as the annual Electronic Entertainment Expo (E3) and select retailer specific trade shows. We will also conduct print and cooperative retail advertising campaigns for most titles and prepare a range of promotional sales and marketing materials to increase awareness among retailers.

We will strive to create global brand awareness for our products. Consistent with our strategy to build and maintain franchise properties with global appeal, our international marketing efforts include localization of products to conform to consumer preferences and languages in the countries in which each title is distributed. This structure is designed to maximize market performance in all territories.

Development.    Our design staff is responsible for developing our applications. Our staff includes software engineers, artists and designers to create our applications, and producers who coordinate production and oversee the budgeting and scheduling for each application. In addition, we contract with third-party developers to create some of our applications and we assign producers from our staff to coordinate production based on specifications we provide. In either case, we own the copyright to the applications we publish. We believe that we can control costs, diversify risk and maintain access to talent by using both internal and third-party development resources.

     Our design team also manages our research and development activities. We continuously develop and evaluate new technologies that enable us to create even more compelling applications for our customers. For example, we have invested in research and development of multi-player technologies and services, 3D graphics rendering engines and player community features. We also create tools and technologies to help customize our applications for new mobile phone models.

We believe that developing high-quality, innovative and marketable applications are critical to our success. Our applications undergo a rigorous testing process. Executives from our sales, marketing, design team and finance departments all participate in this process. As part of this process, we evaluate every application in development at major milestones from concept to application release. We believe that our development process contributes to the quality of our applications by allowing us to address consumer, carrier and other market needs during product development.

Deployment.    Our design studio typically develops a new application using one application platform and one or more mobile phone models. Once the application is completed, our deployment group deploys the application as broadly as we determine is commercially viable based on our internal analysis of an application's marketability and technical feasibility. Specifically, our deployment group customizes and localizes the application for each mobile phone model on which a particular carrier intends to distribute the application to its subscribers. In this process, we seek to customize the application for the screen size, processing power, sound capabilities, memory footprint, local execution environment, operating system and other characteristics of a particular mobile phone model. As a result of the diverse markets served by our carriers, we have developed a global, decentralized deployment capability that can customize applications based on local languages, wireless and mobile phone technologies, application platforms, including SMS, Java, FlashLite and customer preferences. As part of the deployment process, we also subject our applications to a formal quality assurance process to ensure that the application meets our quality standards for each mobile phone model for each carrier on which we distribute, as well as meeting the certification requirements of the respective carrier.

Sales and Marketing

Our sales and marketing team works closely with wireless carriers and publishers to create merchandising and marketing opportunities for our licensed and proprietary applications. Through ongoing communications with carrier sales and marketing organizations, we match our application portfolio with the strategic needs of the carrier and the preferences of their subscribers. Our sales and marketing staff works closely with our design team, also identifies and evaluates wireless distribution opportunities for applications owned by third parties, including developers and other publishers. We will provide these distribution services to third parties based upon our evaluation of the marketability of their applications.

Our sales and marketing team is also responsible for managing our own marketing efforts. We will market our applications using advertising, industry trade shows and other events, sponsorships, public relations and our website portal network. We intend to continue to build our direct marketing capabilities and further develop our sales and marketing organization by hiring additional sales and marketing personnel and increasing our marketing expenditures.

Competition

The online e-commerce and wireless market is highly competitive and characterized by frequent product introductions, platforms and new technologies. As demand for applications continues to increase, we expect new competitors to enter the market and existing competitors to allocate more resources to develop and market applications. As a result, we expect competition in the wireless and entertainment market to intensify. Our major competitors include Interactive Corp. IAC.

We also compete with wireless content aggregators, who pool applications from multiple developers (and sometimes publishers) and offer them to carriers or through other sales channels. We generally differentiate ourselves from aggregators in several key respects. Unlike us, aggregators do not typically fund development, provide design input or provide quality assurance for their applications. Also, since aggregators usually do not own an application's copyright, they often retain less than a majority of the revenues generated from application sales. Currently, we consider our primary competitors in the global publishing market to be Disney, Electronic Arts, JAMDAT, Gameloft, Infospace, Mforma, Namco, Sony Pictures, Sorrent, THQ Wireless, VeriSign and Yahoo!. We also consider Blue Lava to be a competitor in the U.S. market.

We believe we compete favorably in the principal competitive factors in our market, which consist of the following:

Broad and deep distribution channels and third party content providers with strong carrier relationships;

Building of a diverse portfolio of high-quality applications; and

technical capability and management experience and expertise.

Intellectual Property

Our intellectual property is an essential element of our business. We use a combination of trademark, patent, copyright, trade secret and other intellectual property laws, confidentiality agreements and license agreements to protect our intellectual property. Our employees and independent contractors are required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works. Despite our precautions, it may be possible for third parties to obtain and use without consent intellectual property that we own or license. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We are seeking trademarks registered with the U.S. Patent and Trademark Office, including our logos and online brands and will seek patent protection for all proprietary games under development.

In addition, many of our applications are based on or incorporate intellectual properties that we license from third parties. Our established partnerships and licenses with prominent organizations within the entertainment industry, world-class artists, and top developers of games and applications allow us to offer the most compelling catalog of cutting edge gaming and mobile content available.

 DESCRIPTION OF PROPERTY

    Our corporate headquarters are located at 801 S. Olive Avenue, Ste 711, West Palm Beach, Florida, where we lease approximately 1,000 square feet for $2,500 per month. The lease is for a one-year term ending April 14, 2009. The lease was written in the name of our President, Michael Friedman but we make the monthly lease payments. We also sublease 300 square feet of other executive office facilities at 1000 5th Street, Ste 200, Miami Beach, Florida on a month to month basis for executive office space. We pay $135.99 per month which allows us to use a desk, computer and an executive conference room. We believe our space is adequate for our current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of our business and operations. Copies of our lease at S. Olive Ave and our sublease at 1000 5th Street are attached as exhibits to this registration statement.

 LEGAL PROCEEDINGS

We are currently not involved in any legal proceedings related to the conduct of our business.

 MANAGEMENT

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

The following is a biographical summary of the experience of each of the executive officers:

The following table sets forth certain information with respect to our directors, executive officers and key employees.

NAME	AGE	POSITION
Michael Friedman	43	President and Chief Executive Officer
Barry Hollander	51	Chief Financial Officer
Erick Rodriguez	39	Director
Michele Friedman	42	Vice President

Michael Friedman-President, Chief Executive Officer and Founder

Mr. Friedman has been our Chief Executive officer and President since 2007. Mr. Friedman’s duties have been to oversee and maintain daily operations of the Company and Mr. Friedman is personally responsible for all licesing agreements and acquisition of technologies for the mobile and wireless side of operations. From 2005 to 2007, Mr. Friedman was acting president of China Nuvo Solar, a publically traded company on the OTCBB. During his term, Mr. Friedman was responsible for all licensing deals including the Ed McMahon Million Dollar Madness slot machine title and software sales for the operating division. From 2001 to 2005, Mr Friedman served on the advisory board of Money Centers of America, a public Company under the symbol MCAM. Mr. Friedman was responsible for all fundraising and investor relations services on behalf of the Company.

Michael Friedman brings over fifteen years of investment banking experience to our company with a ten year chronicle of success driving benchmark-Setting growth and expansion for globally focused fortune 500, turnaround and start-up companies. Mr. Friedman is a results proven growth oriented and globally focused leader with respected success in multiple industries and markets, expanding international footprint, building shareholder value, driving vision and achieving critical strategic goals.

Mr. Friedman has documented a record of executive leadership within organizations ranging from $2 million to $155 million, global in reach and scale and with interdisciplinary teams of up to 300 employees.  Mr. Friedman has been profiled on two occasions in the Florida Business Journal as an innovative entrepreneur and CEO of business start-ups within the casino and entertainment industries. He has also appeared as a featured guest at the Nasdaq Stock Exchange, guest speaker on nationally syndicated financial radio programming and is a graduate of a Florida State University with a degree in business and marketing. Currently, Mr. Friedman devotes 100% of his time to our Company.

Barry Hollander – CFO

Mr. Hollander has served as our Chief Financial Officer since January 2004. He also serves as the Principal Accounting Officer of our parent company.  Prior to joining Interactive Entertainment Group, Mr. Hollander has served as a board member and CFO for iGames Entertainment, a fully reporting Company trading on the Nasdaq OTCBB within the casino and entertainment industry since the inception of the company in 2001. Mr. Hollander spends approximately 30% of his time with our Company.

Erick Rodriguez-Director

Over the last 4 years, he has been CEO of Key2Travel, a leading online concierge and travel site.  While at Key2Travel, he established several major strategic relationships including the launch of StuffVIPTravel, a partnership with Dennis Publishing (Stuff, Maxim and Blender).  Prior to Key2Travel, he served as President of LasVegas.com, VP of Sabre and President of AllMeetings.com.

Mr. Rodriguez started his business experience as business banker with Wells Fargo bank in 1991.  He was recognized as one of the top business banker officers for the company in 1992 and 1993.  In 1994, he moved to Las Vegas and joined Sprint where he opened Sprint’s Hospitality office in Las Vegas and in 4 years signed 85% of the hotels to long-term deals with Sprint worth over $20M annually.  From 1998-2000, Mr. Rodriguez was EVP for Travelscape/Expedia responsible for sales, marketing and supplier relationships.  Mr. Rodriguez was instrumental in growing the sales of Travelscape from $12 million in 1998 to over $100 million in 2000.  In March of 2000, Travelscape was sold to Expedia for $100 million in what has proved to be one of the most successful acquisitions in the travel industry.   Mr. Rodriguez has a proven track record in sales, marketing and e-commerce and has developed a solid business network throughout the country.  Mr. Rodriguez holds a business degree from the University of San Diego.

Michele Friedman- Vice President, co-Founder

Michele Friedman is the co-founder of Interactive Entertainment Group Inc., and has been the company’s chairman since May of 2004. Ms. Friedman has joined the board of Interactive Entertainment Group after serving four years as Chairman of the Board and Vice-President of Sales & Marketing for iGames Entertainment Inc., a publicly traded company on the OTC bulletin board under the symbol MCAM. Money Centers of America (formerly Igames Entertainment Inc.) presently is a fully reporting, profitable company reporting approximately 25 million dollars in gross revenues. Ms. Friedman has significant experience in sales and marketing with key noted positions for Nextel Communications and IMI Inc. as a recruiter for companies including IBM, and AT&T among others.  Ms. Friedman is a graduate of East Michigan University with a strong background in sales, marketing, public relations, and significant public office experience.

Compensation of Directors

We do not pay our Directors any fees in connection with their role as members of our Board. Directors are not paid for meetings attended at our corporate headquarters or for telephonic meetings Our Directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at Board meetings. Each board member serves for a one year term until elections are held at each annual meeting.

Directors are elected at the Company’s annual meeting of Stockholders and serve for one year until the next annual Stockholders’ meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. The Company reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors.

Family Relationships

Michael Friedman is married to Michele Friedman.

Involvement In Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Compliance With Section 16 (a) of the Exchange Act

Not applicable.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer or controller or persons performing similar functions. Such Code of Ethics is filed as Exhibit 14.1 hereto.

Executive Compensation

The following table sets forth for the fiscal years ended July 31, 2007, the compensation awarded to, paid to, or earned by, our executive officers:

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Michael Friedman/ President and CEO (1)	2007
Barry Hollander/ CFO (2)	2007	$12,500							$12,500
Michelle Friedman/ Vice President	2007

(1) Mr. Friedman did not receive any compensation from China Nuvo, our parent company, during the years of 2007 and 2006.

(2) Mr. Hollander currently also serves as Chief Financial Officer of China Nuvo, our parent company. The compensation received by Mr. Hollander from China Nuvo included cash of $35,000 and stock awards of $33,107 in 2007 and cash of $10,000 in 2006.

Outstanding Equity Awards At Fiscal Year-End Table

None.

Option Exercises And Stock Vested Table

None.

Pension Benefits Table

None.

Nonqualified Deferred Compensation Table

None.

All Other Compensation Table

None.

Perquisites Table

None.

Potential Payments Upon Termination Or Change In Control Table

None.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of Directors

The directors did not receive any other compensation for serving as members of the board of directors. The Board has not implemented a plan to award options. There are no contractual arrangements with any member of the board of directors.

We do not intend to pay any additional compensation to our directors. As of the date hereof, we have not entered into employment contracts with any of our officers and we do not intend to enter into any employment contracts until such time as it profitable to do so.

 DESCRIPTION OF CAPITAL STOCK

General

The Company is authorized to issue 100,000,000 shares of common stock, par value of $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of June 23, 2008, there were 15,751,093 shares of common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding securities, the holders of common stock are entitled to receive, when and if declared by the board of directors, out of funds legally available for such purpose, any dividends on a pro rata basis. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock issuable upon exercise of warrants or conversion of notes that are being registered in this prospectus will, when the warrants or note are properly exercised, be fully paid and non-assessable.

Preferred Stock

The Preferred Stock will be “blank check” preferred stock, giving the Board the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

 Limitation of Liability: Indemnification

Our Bylaws provide that the Company shall indemnify its officers, directors, employees and other agents to the maximum extent permitted by Florida law. Our Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

We believe that the provisions in its Articles of Incorporation and its Bylaws are necessary to attract and retain qualified persons as officers and directors.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

MARKET FOR REGISTRANT’S COMMON EQUITY,
RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Our common shares are not currently quoted on any exchange.

Holders

We have approximately 5 record holders of our common stock as of June 23, 2008.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion development of our business.

Equity Compensation Plan Information

Stock Option Plan

    The Company, at the current time, has no stock option plan or any equity compensation plans.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table sets forth certain information regarding beneficial ownership of the common stock as of June 23, 2008, by (i) each person who is known by the Company to own beneficially more than 5% of the any classes of outstanding Stock, (ii) each director of the Company, (iii) each officer and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 and 13d-5 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Name of Beneficial Owner	Number of Shares of Common Stock (1)	Percent of Class
China Nuvo Solar Energy, Inc. 319 Clematis Street Suite 703, West Palm Beach, Florida 33401	10,000,000	63.49%
Michael Friedman President and Chief Executive Officer 801 S. Olive Avenue Suite 711 West Palm Beach, Florida 33401	3,001,093	19.05%
Michelle Friedman Vice President 801 S. Olive Avenue Suite 711 West Palm Beach, Florida 33401	0	0%
Barry Hollander Chief Financial Officer 801 S. Olive Avenue Suite 711 West Palm Beach, Florida 33401	0	0%
Erick Rodriguez Director 801 S. Olive Avenue Suite 711 West Palm Beach, Florida 33401	0	0%

(1)	Based on 15,751,093 issued and outstanding shares of common stock.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In February 2008, we issued 3,001,093 common shares to Michael Friedman, our President and Chief Executive Officer, to satisfy a promissory note and unpaid and accrued interest of in the aggregate $300,109, consisting of the principal of $269,119 and the interest of $30,990 as of January 31, 2008. Mr. Friedman initially loaned the Company money for product development and marketing. The balance of the loan was $291,951 and $245,659 as of August 1, 2007 and 2006, respectively. The shares were issued based upon a value of $.10 per share. After the conversion, the loan due to Mr. Friedman was settled in full.

China Nuvo is the parent company to Interactive Entertainment Group. China Nuvo owns 63.49% of the Company’s voting securities.  Since China Nuvo is the founder of the Company, China Nuvo is considered as our promoter as that term is defined in Rule 405 under the Securities Act of 1933, as amended.

INTERESTS OF NAMED EXPERT AND COUNSEL
LEGAL MATTERS

Our financial statements for the year ended July 31, 2007, contained in this prospectus have been audited by Sherb & Co., LLP, registered independent certified public accountants, to the extent set forth in their report, and are set forth in this prospectus in reliance upon such report given upon their authority as experts in auditing and accounting. Sherb & Co., LLP does not own any interest in us.

JPF Securities, LLC passed upon the validity of the issuance of the common shares to be sold by the selling security holders under this prospectus. JPF Securities, LLC does not own any interest in us.

 DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

 TRANSFER AGENT
Interwest Transfer Company, Inc.
1981 East Murray Holladay Road, Suite 100
P.O. Box 17136
Salt Lake City, UT 84117
Tel: (801) 272-9294
Fax: (801) 277-3147

INTERACTIVE ENTERTAINMENT GROUP, INC.
NINE MONTHS ENDED APRIL 30, 2008 and 2007
INDEX TO FINANCIAL STATEMENTS

Financial statements:

Balance sheet	24

Statements of operations	25

Statement of changes in stockholders' deficit	2

Statements of cash flows	27

Notes to financial statements	28

INTERACTIVE ENTERTAINMENT GROUP, INC.

BALANCE SHEETS

	April 30, 2008	July 31, 2007
	(UNAUDITED)
ASSETS

Current assets:
Cash	$123	$3

Total current assets	123	3

Property and equipment, net of accumulated depreciation of $7,617	2,710	1,977
Other assets	3,400

Total assets	$6,233	$1,980

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities (current):
Check issued in excess of cash		$9
Accounts payable and accrued expenses	199,680	168,879
Due to related parties	177,520	404,809

Total current liabilities	377,200	573,697

Stockholders' deficit:
Preferred stock, par value $.001 per share, 5,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized; 15,750,228 issued
and outstanding	15,750	10,000
Deferred stock compensation	(150,000)
Additional paid-in capital	1,650,389	1,081,117
Accumulated deficit	(1,887,106)	(1,662,834)

Total stockholders' deficit	(370,967)	(571,717)

Total liabilities and stockholders' deficit	$6,233	$1,980

INTERACTIVE ENTERTAINMENT GROUP, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the nine months	For the nine months
	ended	ended
	April 30, 2008	April 30, 2007
Revenues:
Revenues	$-	$-
Cost of revenues	-	-

Gross profit	-	-

Operating expenses:
Selling, general and administrative:
Salaries	82,500	82,500
Accounting and legal	44,200	18,161
Consultants	54,000	2,000
Rent	18,900	25,285
Other	11,243	29,958

Loss from operations	(210,843)	(157,904)

Other income (expenses):
Interest expense, related parties	(13,429)	(14,617)

Net Loss	$(224,272)	$(172,521)

INTERACTIVE ENTERTAINMENT GROUP, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT (UNAUDITED)

FOR THE NINE MONTHS ENDED APRIL 30, 2008

			Additional	Deferred		Total
	Common stock		paid-in	stock	Accumulated	stockholders'
	Shares	Amount	capital	compensation	deficit	deficit

Balance, August 1, 2007	10,000,000	$10,000	$1,081,117	$-	$(1,662,834)	$(571,717)

Sale of common stock	500,000	500	49,500			50,000

Conversion of related party notes, accounts and interest
payable	3,000,228	3,000	297,022			300,022

Issuance of common stock to consultants	2,250,000	2,250	222,750	(200,000)		25,000

Amortization of deferred compensation				50,000		50,000

Net loss					(224,272)	(224,272)

Balance, April 30, 2008	15,750,228	$15,750	$1,650,389	$(150,000)	$(1,887,106)	$(370,967)

INTERACTIVE ENTERTAINMENT GROUP, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED APRIL 30, 2008 and 2007

	2008	2007

Cash flows from operating activities:
Net loss	$(224,272)	$(172,521)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	1,187	1,897
Stock compensation	75,000
Change in operating assets and liabilities:
Increase (decrease) in prepaid expenses and other current assets	(3,400)	6,467
Increase in accounts payable and accrued expenses	31,597	55,274
Increase in amounts due to related parties	57,168	60,483
Net cash used in continuing operating activities	(62,720)	(48,400)

Cash flows from investing activities:
Purchase of property and equipment	(1,920)	-

Net cash used in investing activities	(1,920)	-

Cash flows from financing activities:
Proceeds from sale of common stock	50,000
Proceeds from advances and loans from related parties	14,760	37,832

Net cash provided by financing activities	64,760	37,832

Net increase (decrease) in cash and cash equivalents	120	(10,568)

Cash and cash equivalents, beginning of fiscal year	3	10,659

Cash and cash equivalents, end of period	$123	$91

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$-	$-
Cash paid during the year for taxes	$-	$-

Common stock issued in exchange for notes, accounts and interest	$300,022
payable to related parties

Common stock issued for fees and services	$75,000

INTERACTIVE ENTERTAINMENT GROUP, INC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED APRIL 30, 2008 and 2007

1.	Organization and summary of significant accounting policies:

Organization

Interactive Entertainment Group (“Interactive” or the "Company"), a Florida corporation was incorporated on December 4, 2003.  The Company was formed to be in the business of development and marketing of slot machine games, interactive software and casino products.

The Company’s primary focus is to build a base of clients for the Company’s entertainment software applications, as well as provide value added consulting services and to continue to develop our online entertainment products and software applications.

On February 1, 2005, Torpedo Sports USA, Inc. executed a definitive agreement (the “Transaction”) among Torpedo Sports USA, Inc. (“Torpedo”), a Nevada corporation, Torpedo Newco, Inc. and the security holders of Interactive.  Interactive became a wholly owned subsidiary of Torpedo and Torpedo then changed its name to Interactive Games, Inc. and subsequently to China Nuvo Solar Energy, Inc. (“China Nuvo”).  The Transaction was accounted for as a reverse purchase acquisition/merger wherein Interactive is the accounting acquirer and Torpedo is the legal acquirer.  Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and the entire equity section of Interactive (the accounting acquirer) is eliminated with negative book value acquired offset against the paid in capital of Torpedo, the Legal acquirer.  Goodwill is recorded for the fair value of the shares tendered in excess of the net assets acquired.  Torpedo’s capital structure survived the transaction.  Goodwill cannot be marked up to the full value of shares tendered under SEC Staff Accounting Bulletin 47 which requires transactions among related parties to be booked at historical cost.  Since there was a change in control, historical cost must be used.

In June 2007, the stockholders of China Nuvo approved the consolidation of the operating assets at that time into Interactive and the spin-off of Interactive on a pro-rata basis to the stockholders of China Nuvo of record as of July 10, 2007, whereby each stockholder as of the record date will receive a pro rata number of shares of common stock in Interactive for each share of common stock held by China Nuvo stockholders as of the record date.

The “distribution” of the spin-off shares will occur subject to completion of certain legal and regulatory requirements and conditions.  Our intent is to make the newly created spin-off company publicly traded subject to the filing of all necessary documentation and obtaining all required regulatory approvals.

Going concern and management’s plans

The Company incurred net losses of approximately $224,300 during the nine months ending April 30, 2008 and has a working capital deficit of approximately $377,000 and an accumulated deficit of approximately $1,887,100 at April 30, 2008. The Company to date has generated minimal revenues. Accordingly, the Company has no ready source of working capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

While management believes the Company may be able to raise funds through the issuance of debt or equity instruments, there is no assurance the Company will be able to raise sufficient funds to operate in the future.

Company management has held discussions with a few companies whom have indicated an interest in developing a strategic alliance, merger, reverse merger, or other form of corporate consolidation or combination with the Company.  Management is currently in discussions with a number of firms that initially appear to be good matches for such a combination with the Company.  No definitive or binding agreements have been reached or entered into.  If such an undertaking is completed with any one of these firms, it could result in a significant restructuring, as well as a change in control of the Company, including the possibility that the Company would no longer exist in its present form or organization.  There is no assurance that a transaction with be completed nor if shareholder’s long-term value would be maximized if a transaction is completed.  However, given the current circumstances of the Company, our business sector outlook, and the competing factors we face, such a transaction may be the best option available to management for the long-term enhancement of our shareholder value.

Significant accounting policies:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results will differ from those estimates.

Revenue recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”.  This statement established that revenue can be recognized when persuasive evidence of an arrangement exists, the services have been delivered, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is reasonably assured.  Fees earned from the sales of gambling machines and tickets for entertainment events are generally recognized upon receipt of cash from customers, which indicates that such customers have accepted the terms of the sale.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration on credit risks

The Company is subject to concentrations of credit risk primarily from cash and assets from discontinued operations.

INTERACTIVE ENTERTAINMENT GROUP, INC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED APRIL 30, 2008 and 2007

1.	Organization and summary of significant accounting policies (continued):

Significant accounting policies (continued):

Concentration on credit risks (continued)

The Company minimizes its credit risks associated with cash, including cash classified as assets from discontinued operations, by periodically evaluating the credit quality of its primary financial institutions.

Customer concentration

The Company had no customers that accounted for at least 10% of its revenues during the nine months ended April 30, 2008. The Company intends to continue to minimize its customer concentration risks by diversifying its existing customer base.

Services concentration

The Company had no revenues during the nine months ended April 30, 2008 and April 30, 2007.

Stock-based compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No, 123R”).  SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans.  As required by SFAS No. 123R, the Company will recognize the cost resulting from al stock-based payment transactions including shares issued under its stock option plans in the financial statements.  There were no stock options outstanding as of April 30, 2008.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).  The Company did not issue any stock options during the nine months ended April 30, 2008.

Fair value of financial instruments

The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The carrying amount of the note payable and due to related parties approximate their fair value based on the Company's incremental borrowing rate.

Income taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

Recent accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company did not adopt SFAS No. 159 on any individual instrument as of January 1, 2008.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R is a revision to SFAS No. 141 and includes substantial changes to the acquisition method used to account for business combinations (formerly the “purchase accounting” method), including broadening the definition of a business, as well as revisions to accounting methods for contingent consideration and other contingencies related to the acquired business, accounting for transaction costs, and accounting for adjustments to provisional amounts recorded in connection with acquisitions. SFAS No.141R retains the fundamental requirement of SFAS No. 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS No. 141R is effective for periods beginning on or after December 15, 2008, and will apply to all business combinations occurring after the effective date. The Company is currently evaluating the requirements of SFAS No. 141R.

The FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51, Consolidated Financial Statements” in December 2007.   This statement amends ARB No. 51 to establish new standards that will govern the (1) accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and (2) the loss of control of subsidiaries.  Non-controlling interest will be reported as part of equity in the consolidated financial statements.  Losses will be allocated to the non-controlling interest, and, if control is maintained, changes in ownership interests will be treated as equity transactions.  Upon a loss of control, any gain or loss on the interest sold will be recognized in earnings.  SFAS No. 160 is effective for periods beginning after December 15, 2008.  The Company is currently evaluating the requirements of SFAS No. 160.

The FASB also issued SFAS No. 161 “Disclosures About Derivatives Instruments and Hedging Activities” in March 2008.  This statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  This statement is effective for financial statements for fiscal years and interim periods beginning after November 15, 2008, with earlier application encouraged. The Company is currently evaluating the requirements of SFAS No. 161.

The Company does not believe that any other recently issued, but not yet effective, accounting standards will have a material will have an effect on the Company’s consolidated financial position, results of operations or cash flow.

INTERACTIVE ENTERTAINMENT GROUP, INC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED APRIL 30, 2008 and 2007

2.	Property and equipment:

At April 30, 2008 property and equipment consisted of the following:

Computer and office equipment	$10,327

Less accumulated depreciation	7,617

$2,710

3.	Due to related parties:

Due to related parties at April 30, 2008, consist of the following:

•	Due to stockholder, unsecured, bearing interest at 8%, payable on demand, amounting to $19,525;

•
Due to related parties, affiliated through common control of one the Company’s stockholders, secured by substantially all assets of the Company, bearing interest at ranges from 8% to 10%, payable on demand, amounting to $100.

•	Accrued management fees and interest on the aforementioned notes payables is $157,500 and $395, respectively, at April 30, 2008.

On March 15, 2008, the Company and its sole officer agreed to convert promissory notes and unpaid and accrued interest of in the aggregate $300,022 between the Company and the various related parties into 3,000,228 shares of the Company’s common stock.  The Company valued the shares at $0.10 per share.  All of the related parties are controlled by the Company’s sole officer.

The Company recognized approximately $12,620 as interest expense in connection with the due to related parties during the nine months ended April 30, 2008, respectively.

4.	Commitments and contingencies:

The Company is involved in other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on its results of operations, financial position or cash flows of the Company.

In February 2008 the Company and Philip Johnston (the “Consultant”) entered into a Service Agreement (the “Agreement”) whereby the Consultant will provide consulting services to the Company.  The terms of the Agreement are for one year and the Company will issue the Consultant 2,000,000 shares of its common stock for the services provided.  The Consultant will assist the Company in its business development and product marketing.  The Company valued the shares at $0.10 per share, resulting in deferred stock compensation of $200,000 and is amortizing that amount over the one year term of the agreement.  Accordingly, the Company expensed $50,000 for the period of February through April 2008.

In February 2008 the Company and Greentree Financial Group, Inc. (“Greentree”) entered into an agreement whereby Greentree would assist the Company in its preparation of a registration statement including answering any comments from the Securities and Exchange Commission.  Pursuant to the agreement, the Company agreed to pay Greentree $25,000 and issue 250,000 shares of its common stock to Greentree.

5.	Stockholders’ deficit:

Common stock

The Company is authorized to issue 105,000,000 shares of which 100,000,000 are common stock, par value $0.001 without cumulative voting rights and without any preemptive rights.  As of February 1, 2005, immediately prior to the reverse merger with Torpedo (Note 1), the Company had 6,405,000 (the “Interactive Shares”) shares outstanding.  The Interactive Shares were exchanged for 27,037,826 shares of Torpedo, which were distributed pro-rata to the Interactive shareholders.

Effective July 10, 2007, pursuant to the China Nuvo shareholders approval, China Nuvo distributed 10,000,000 shares of common stock of Interactive (100% of its ownership of Interactive) on a pro-rata basis to the China Nova shareholders.

On September 25, 2007, the Company sold 500,000 shares of common stock for $50,000.

To the Board of Directors
Interactive Games, Inc.

We have audited the accompanying balance sheets of Interactive Games, Inc. as of July 31, 2007 and 2006 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Games, Inc. as of July 31, 2007 and 2006 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had net losses from operations of $240,117 and $673,171 respectively, for the years ended July 31, 2007 and 2006. These matters raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Certified Public Accountants
Boca Raton, Florida
January 8, 2008

INTERACTIVE GAMES, INC.

CONSOLIDATED BALANCE SHEET

	JULY 31,
ASSETS
	2007	2006
Current assets:
Cash	$3	$10,659
Prepaid expenses and other current assets		12,917

Total current assets	3	23,576

Property and equipment, net of accumulated depreciation of $8,730 (2007) and $5,537 (2006)	1,977	4,270

Total assets	$1,980	$27,846

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities (current):
Check issued in excess of cash	$9
Accounts payable and accrued expenses	168,879	$107,643
Due to related parties	404,809	280,642

Total current liabilities	573,697	388,285

Stockholders' deficit:
Preferred stock, par value $.001 per share, 5,000,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value, 100,000,000 shares authorized; 10,000,000 issued
and outstanding	10,000	10,000
Additional paid-in capital	1,081,117	1,070,337
Deferred compensation	0
Accumulated deficit	-1,662,834	-1,440,776

Total stockholders' deficit	-571,717	-360,439

Total liabilities and stockholders' deficit	$1,980	$27,846

INTERACTIVE GAMES, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JULY 31, 2007 AND 2006

	2007	2006

Revenues:
Revenues	$-	$53,423
Cost of revenues	-	43,887

Gross profit	-	9,536

Operating expenses:
Selling, general and administrative	197,103	665,216

Loss from operations	(197,103)	(655,680)

Other income (expenses):
Interest expense, related parties	(19,914)	(11,342)
Interest expense	(23,100)	(6,149)

Total other income (expenses)	(43,014)	(17,491)

Net Loss	$(240,117)	$(673,171)

INTERACTIVE GAMES, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED JULY 31, 2006 AND 2007

			Additional		Total
	Common stock		paid-in	Accumulated	stockholders'
	Shares	Amount	capital	deficit	deficit

Balance at July 31, 2005, restated	10,000,000	$10,000	$683,243	$(767,605)	$(74,362)

Equity contribution from former Parent Company	-	-	387,094		387,094

Net loss				(673,171)	(673,171)
					-

Balances, July 31, 2006	10,000,000	10,000	1,070,337	(1,440,776)	(360,439)

Equity adjustment related to spin off			10,780	18,059	28,839

Net loss				(240,117)	(240,117)

Balances, July 31, 2007	10,000,000	$10,000	$1,081,117	$(1,662,834)	$(571,717)

INTERACTIVE GAMES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JULY 31, 2007 AND 2006

	2007	2006

Cash flows from operating activities:
Net loss	$(240,117)	$(673,171)

Adjustments to reconcile net loss to net cash used in operating activities
Software impairment		55,000
Depreciation	3,193	3,237
Equity contribution from former parent		387,094
Equity adjustment related to spin off	28,839
Change in operating assets and liabilities:
Decrease in prepaid expenses and other current assets	10,000	-
Increase in accounts payable and accrued expenses	61,236	118,309
Increase in amounts due to related parties	79,623	7,401
Net cash used in continuing operating activities	(57,226)	(102,130)

Cash flows from investing activities:
Purchase of property and equipment	(900)	(59,750)

Net cash used in investing activities	(900)	(59,750)

Cash flows from financing activities:
Increase in bank overdraft	9	-
Repayments of notes receivable	2,917	-
Repayments of note payable	-	(44,025)
Proceeds from advances and loans from related parties	44,544	189,206

Net cash provided by financing activities	47,470	145,181

Net decrease in cash and cash equivalents	(10,656)	(16,699)

Cash and cash equivalents, beginning of fiscal year	10,659	27,358

Cash and cash equivalents, end of fiscal year	$3	$10,659

Supplemental disclosures of cash flow information:
Cash paid during the year for interest		$3,984
Cash paid during the year for taxes	$-	$-

Non-cash investing and financial activities:
Fair value of options and shares issued for notes payable and
services		$7,466
Common stock issued in connection with merger		$5,227

INTERACTIVE GAMES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDING JULY 31, 2007 AND 2006

1.	Organization and summary of significant accounting policies:

Organization

Interactive Games, Inc. (“Interactive” or the "Company"), a Florida corporation was incorporated on December 4, 2003.  The Company was formed to be in the business of development and marketing of slot machine games, interactive software and casino products.

The Company’s primary focus is to build a base of clients for the Company’s entertainment software applications, as well as provide value added consulting services and to continue to develop our online entertainment products and software applications.

On February 1, 2005, Torpedo Sports USA, Inc. executed a definitive agreement (the “Transaction”) among Torpedo Sports USA, Inc. (“Torpedo”), a Nevada corporation, Torpedo Newco, Inc. and the security holders of Interactive.  Interactive became a wholly owned subsidiary of Torpedo and Torpedo then changed its name to Interactive Games, Inc. and subsequently to China Nuvo Solar Energy, Inc. (“China Nuvo”).  The Transaction was accounted for as a reverse purchase acquisition/merger wherein Interactive is the accounting acquirer and Torpedo is the legal acquirer.  Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and the entire equity section of Interactive (the accounting acquirer) is eliminated with negative book value acquired offset against the paid in capital of Torpedo, the Legal acquirer.  Goodwill is recorded for the fair value of the shares tendered in excess of the net assets acquired.  Torpedo’s capital structure survived the transaction.  Goodwill cannot be marked up to the full value of shares tendered under SEC Staff Accounting Bulletin 47 which requires transactions among related parties to be booked at historical cost.  Since there was a change in control, historical cost must be used.

In June 2007, the stockholders of China Nuvo approved the consolidation of the operating assets at that time into Interactive and the spin-off of Interactive on a pro-rata basis to the stockholders of China Nuvo of record as of July 10, 2007, whereby each stockholder as of the record date will receive a pro rata number of shares of common stock in Interactive for each share of common stock held by China Nuvo stockholders as of the record date.

The “distribution” of the spin-off shares will occur subject to completion of certain legal and regulatory requirements and conditions.  We currently anticipate that the distribution will occur prior to December 31, 2007.  Our intent is to make the newly created spin-off company publicly traded subject to the filing of all necessary documentation and obtaining all required regulatory approvals.

Going concern and management’s plans

The Company incurred net losses of approximately $240,000 and $673,000 during fiscal years ending July 31, 2007 and 2006, respectively. The Company to date has generated minimal revenues. Accordingly, the Company has no ready source of working capital. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

While management believes the Company may be able to raise funds through the issuance of debt or equity instruments, there is no assurance the Company will be able to raise sufficient funds to operate in the future.

Company management has held discussions with a few companies whom have indicated an interest in developing a strategic alliance, merger, reverse merger, or other form of corporate consolidation or combination with the Company.  Management is currently in discussions with a number of firms that initially appear to be good matches for such a combination with the Company.  No definitive or binding agreements have been reached or entered into.  If such an undertaking is completed with any one of these firms, it could result in a significant restructuring, as well as a change in control of the Company, including the possibility that the Company would no longer exist in its present form or organization.  There is no assurance that a transaction with be completed nor if shareholder’s long-term value would be maximized if a transaction is completed.  However, given the current circumstances of the Company, our business sector outlook, and the competing factors we face, such a transaction may be the best option available to management for the long-term enhancement of our shareholder value.

Significant accounting policies:

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results will differ from those estimates.

Revenue recognition

The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”.  This statement established that revenue can be recognized when persuasive evidence of an arrangement exists, the services have been delivered, all significant contractual obligations have been satisfied, the fee is fixed or determinable and collection is reasonably assured.  Fees earned from the sales of gambling machines and tickets for entertainment events are generally recognized upon receipt of cash from customers, which indicates that such customers have accepted the terms of the sale.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration on credit risks

The Company is subject to concentrations of credit risk primarily from cash and assets from discontinued operations.

INTERACTIVE GAMES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDING JULY 31, 2007 AND 2006

1.	Organization and summary of significant accounting policies (continued):

    Significant accounting policies (continued):

    Concentration on credit risks (continued)

The Company minimizes its credit risks associated with cash, including cash classified as assets from discontinued operations, by periodically evaluating the credit quality of its primary financial institutions.

   Customer concentration

The Company had no customers that accounted for at least 10% of its revenues during fiscal 2007 and 2006. The Company intends to continue to minimize its customer concentration risks by diversifying its existing customer base.

   Services concentration

All of the Company's revenues during fiscal years ended 2007 and 2006 are derived from commissions earned on the sale of tickets or slot machines.

   Stock-based compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No, 123R”).  SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans.  As required by SFAS No. 123R, the Company will recognize the cost resulting from al stock-based payment transactions including shares issued under its stock option plans in the financial statements.  There were no stock options outstanding as of July 31, 2007.

Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).  The Company did not issue any stock options during the years ended July 31, 2007 and 2006.

   Fair value of financial instruments

The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The carrying amount of the note payable and due to related parties approximate their fair value based on the Company's incremental borrowing rate.

   Income taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or all of the deferred tax asset will not be realized.

   Recent accounting pronouncements

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” - an Interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. There were no unrecognized tax benefits and there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48. The Company files income tax returns in the U.S. federal jurisdiction and various state and jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 1995, and state tax examinations for years before 1995. Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor were any interest expense recognized during the quarter.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  FAS159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact of adopting FAS 159 on the Company’s financial position.

INTERACTIVE GAMES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDING JULY 31, 2007 AND 2006

2.	Property and equipment:

At July 31, 2007 property and equipment consisted of the following:

Computer and office equipment	$10,745

Less accumulated depreciation	(8,768)

$1,977

3.	Due to related parties:

Due to related parties at July 31, 2007, consist of the following:

•
Due to related parties affiliated through common control of one the Company’s stockholders, secured by substantially all assets of the Company, bearing interest at ranges from 8% to 10%, payable on demand, amounting to $154,725; This amount includes a $126,692 amount under a $150,000 revolving credit note, payable on demand after February 15, 2006.

•	Due to stockholder, unsecured, bearing interest at 8%, payable on demand, amounting to $110,559;

•	Accrued management fees and interest on the aforementioned notes payables is $112,500 and $27,025, respectively, at July 31, 2007.

The Company recognized approximately $19,914 and $11,342 as interest expense in connection with the due to related parties during the years ended July 31, 2007 and 2006, respectively.

4.	Commitments and contingencies:

The Company is involved in other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on its results of operations, financial position or cash flows of the Company.

5.	Stockholders’ deficit:

Common stock

The Company is authorized to issue 105,000,000 shares of which 100,000,000 are common stock, par value $0.001 without cumulative voting rights and without any preemptive rights.  As of February 1, 2005, immediately prior to the reverse merger with Torpedo (Note 1), the Company had 6,405,000 (the “Interactive Shares”) shares outstanding.  The Interactive Shares were exchanged for 27,037,826 shares of Torpedo, which were distributed pro-rata to the Interactive shareholders.

Effective July 10, 2007, pursuant to the China Nuvo shareholders approval, China Nuvo distributed 10,000,000 shares of common stock of Interactive (100% of its ownership of Interactive) on a pro-rata basis to the China Nova shareholders.

6.        Income taxes:

There was no income tax expense or benefit for federal and state income taxes for the years ending July 31, 2007 and 2006 due to the Company’s net loss and valuation allowance on the resulting deferred tax asset.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of July 31, 2007, are as follows:

Deferred tax assets:
Net operating loss carryforward	$425,000
Less valuation allowance	(425,000)
Total net deferred tax assets	$-

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $425,000 at July 31, 2007 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during fiscal 2007 and 2006 was an increase of approximately $89,000 and $288,000, respectively.

The Company had net operating loss carryforward amounting to approximately $1,115,000 at July 31, 2007.  The Company had a change of ownership as defined by the Internal Revenue Code Section 382. As a result, a substantial annual limitation may be imposed upon the future utilization of its net operating loss carryforwards. At this point, the Company has not completed a change in ownership study and the exact impact of such limitations is unknown.

The federal statutory tax rate reconciled to the effective tax rate during fiscal 2007 and 2006, respectively, is as follows:

	2007	2006

Tax at U.S. Statutory Rate	35.0%	35.0%
State tax rate, net of federal benefits	5.0%	5.0%
Change in valuation allowance	(40.0)	(40.0)

	0.0%	0.0%

PROSPECTUS

Interactive Entertainment Group, Inc.

10,750,000 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

Until [                      ], 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus.
PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The Florida Business Corporation Act (the “Florida Act”) permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company’s Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company’s Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Issuances of Unregistered Securities

During the past three years the registrant has issued the following securities without registration under the Securities Act of 1933, as amended:

At inception, we issued 10,000,000 common shares to China Nuvo Solar Energy, Inc. for its services in forming our Company and for the purpose of being a subsidiary of that issuer. The shares were issued at par value. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

During the quarter ended January 31, 2008, we issued 500,000 common shares to Scott Katzman for $50,000. We used the proceeds from this offering for working capital purposes. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

In February 2008, we issued 3,001,093 common shares to Michael Friedman, our President and Chief Executive Officer, to satisfy a promissory note issued from us with a balance owed of $300,109. Mr. Friedman initial loaned the Company money for product development and marketing. The shares were issued based upon a value of $.10 per share. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also in February 2008, we issued 2,000,000 common shares to Phillip Johnston for legal and professional services in advising our company in its spinoff from China Nuvo and in filing a new registration statement with the Securities and Exchange Commission. Mr. Johnston will also advise us on an ongoing basis on business development issues that may arise from time to time. The shares were valued at $.10 per share yielding an expense of $200,000 which will be included in our financial statements during fiscal 2008. A copy of our contract with Mr. Johnston is attached as an exhibit to this registration statement. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

Also in February 2008, we issued 250,000 common shares to Greentree Financial Group, Inc. for professional services in connection with preparing this registration statement, EDGAR services, selecting an independent transfer agent and advisement on blue sky issues. These shares are valued at $.10 per share, yielding an aggregate expense of $25,000 that will be included in our financial statements during fiscal 2008. We will also pay Greentree Financial Group, Inc. $20,000 cash for these services. As of the date of this registration statement, $5,000 has already been paid. Additionally, our parent company, China Nuvo agreed to pay 100,000 shares of its common stock. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

Commission Registration Fee	$42.25
Printing and Engraving Expenses	$1000.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$25,000.00
Miscellaneous	$—
TOTAL	$41,042.25

Exhibits

3.1	Articles of Incorporation.*

3.2	Amendments to the Articles of Incorporation.*

3.3	Bylaws.*

5.1	Opinion re Legality.*

10.1	Consulting Agreement with Greentree Financial Group, Inc.*

10.2	Michael Friedman Promissory Note.*

10.3	Consulting Agreement with Phillip Johnston.*

10.4	Office Lease Agreement with Michael Friedman *

10.5	Office Sublease Consent Agreement with Annex Office, LP and Michael Friedman*

14.1	Code of Ethics.*

23.1	Consent of Registered Certified Public Accountants.

23.2	Opinion and Consent Regarding Tax Treatment of Dividends.

23.3	Consent of Legal Counsel (included in Exhibit 5.1 hereto).*

*Previously filed

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B (230.430B of this chapter):

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on our behalf by the undersigned, on April 24, 2008

Interactive Entertainment Group, Inc.

Date:August 26, 2008	By:	/s/ Michael Friedman
	Name:	Michael Friedman
	Title:	President and Chief Executive Officer

Date: August 26, 2008	By:	/s/ Barry Hollander
	Name:	Barry Hollander
	Title:	Chief Financial Officer/Principle Accounting Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Michael Friedman	Date: August 26, 2008
Michael Friedman
President and Chief Executive Officer